As filed with the Securities and Exchange Commission on March 16, 1999.

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-11
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                ----------------

                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
      (Exact Name of Registrant as specified in its Governing Instruments)

                               113 BAYBRIDGE DRIVE
                           GULF BREEZE, FLORIDA 32561
                                 (850) 934-3609
                    (Address of Principal Executive Offices)

                               JULIAN B. MACQUEEN
                                    PRESIDENT
                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                               113 BAYBRIDGE DRIVE
                           GULF BREEZE, FLORIDA 32561
                     (Name and Address of Agent for Service)

                                   COPIES TO:
                            B. G. MINISMAN, JR., ESQ.
                              LANA K. HAWKINS, ESQ.
                      BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
                              420 NORTH 20TH STREET
                              1600 SOUTHTRUST TOWER
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 328-0480

   APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO
                                  THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

==========================================================================================================================
                                            CALCULATION OF REGISTRATION FEE*
--------------------------------------------------------------------------------------------------------------------------
                  TITLE OF SECURITIES                            PROPOSED MAXIMUM                     AMOUNT OF
                   BEING REGISTERED                          AGGREGATE OFFERING PRICE             REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Condominium Units coupled with mandatory rental pool....            $12,673,700                        $3,524
==========================================================================================================================

* Calculated pursuant to Rule 457(o) of the Rules and Regulations under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, dated March 16, 1999

                           BEACHSIDE ALL-SUITES HOTEL

                     83 Extended-Stay Hotel Investment Units
               (Condominiums Coupled with a Mandatory Rental Pool)

         Southwind Development Company, L.L.C. is offering for sale 83 beachside condominiums as extended-stay hotel investment units in Beachside All-Suites Hotel. The hotel will be a beachside condominium hotel in Gulf Shores, Alabama, a coastal vacation site located in south Alabama on the Gulf of Mexico. Each owner will own his unit, which includes an undivided interest in the common areas of the hotel. Each unit will be subject to a mandatory Hotel Operating and Rental Pool Agreement that appoints Innisfree Hotels, Inc. as the manager of the hotel. The mandatory rental pool provides for the pooling of both revenue, adjusted for personal usage, and expenses. Distributions, if any, will be based on the assigned percentage interest of a unit.

         The units will be priced between $149,900 and $169,900, depending on the location within the hotel. The hotel will consist of 84 fully-furnished, one-bedroom, one and one-half bath suites (each having a built-in bunk-bed area and a fully-equipped kitchen), a commercial unit that will be used as a lobby and registration area, parking facilities, a central laundry and housekeeping area and a heated swimming pool.

         SEE "RISK FACTORS" ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO THE PURCHASE OF UNITS INCLUDING:

* The hotel is not built and is not expected to open before the summer of 2000. Your funds will be held in escrow until the hotel is complete and you will not have the use of those funds during that time. The hotel industry may change before the hotel is open.

* If the assumptions underlying the projected results turn out to be incorrect, you may not receive a return on your investment and may have to make additional payments to cover shortfalls in the operation of the hotel.

* You will be personally responsible for the payment of operating and capital deficits if the funds from the hotel operations are not sufficient to cover such expenses. You will be personally liable for tort and contract claims.

*        We may change the price of the units if market conditions change.

* There may not be an organized resale market for the units and you may not be able to readily resell your units. You will be able to offer your units for resale directly or through a securities broker and not exclusively through a real estate broker. This may limit your ability to sell your unit quickly.

* If the appointment of the hotel operator terminates, the Condominium Association will be responsible for the operation of the hotel until a replacement hotel operator can be found. The Condominium Association may have little or no hotel operating experience.

                        THESE ARE SPECULATIVE SECURITIES

         Southwind is offering the units on a best efforts basis directly through its members, officers and employees who are "associated persons" within the meaning of Rule 3a4-1(c) under the Securities Exchange Act of 1934 and who will not receive any sales commissions. The associated persons will be duly licensed by state securities commissions in the states that require them to be licensed as agents. Southwind will also engage duly licensed real estate brokers, who will be supervised by its licensed agents, to assist in the sale of the units. The real estate brokers will receive sales commissions of 6% of the total selling price of the units sold by them in conjunction with such licensed agents. See "Plan of Distribution."

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. SOUTHWIND DEVELOPMENT COMPANY, L.L.C. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is ________________, 1999.

                                TABLE OF CONTENTS

         Summary................................................................................................  6

         Risk Factors........................................................................................... 12
                  Revenue May Not Cover Expenses................................................................ 12
                  Risks in Relying on Forecasts................................................................. 12
                  Risks in Relying on Market Data............................................................... 12
                  Dependence on the Hotel Operator.............................................................. 13
                  Inexperience of Condominium Association Board of Directors.................................... 13
                  Competition................................................................................... 13
                  Hotel Operating Uncertainties................................................................. 13
                  Seasonal Fluctuations......................................................................... 14
                  Potential Liability of Ownership.............................................................. 14
                  Zoning Restrictions........................................................................... 14
                  Limited Resale Market......................................................................... 14
                  Failure to Sell Minimum Number of Units....................................................... 14
                  Limits on Available Units..................................................................... 15
                  Hurricane Risks............................................................................... 15
                  Conflicts of Interest......................................................................... 15
                  Potential Liability for Violation of Environmental Laws....................................... 16
                  Significant Income Tax Considerations to Owners............................................... 16
                  Classification of the Rental Pool as a Partnership............................................ 16
                  Cash Distribution May Be Insufficient to Pay Taxes............................................ 16
                  Section 183 Rules Regarding Activities Not Engaged in for Profit.............................. 16
                  Vacation Home Rental Rules.................................................................... 16
                  Passive Activity Rules........................................................................ 17
                  Partnership Audit Risk........................................................................ 17

         The Hotel and the Hotel Site........................................................................... 18
                  The Hotel..................................................................................... 18
                  The Hotel Site................................................................................ 18
                  The Units..................................................................................... 19
                           Terrace Resort Units................................................................. 19
                           Superior Resort Units................................................................ 19
                           Third Floor Side View Resort Units................................................... 20
                           Second Floor Side View Resort Units.................................................. 20
                           First Floor Side View Resort Units................................................... 20
                           Standard Resort Units................................................................ 20

                  Schedule of Purchase Prices................................................................... 20
                  Acquisition of the Hotel Site................................................................. 21

         Alabama................................................................................................ 23

         The Gulf Shores Market................................................................................. 23
                  Gulf Shores................................................................................... 23
                  Market Overview............................................................................... 24
                  Development Activity.......................................................................... 24
                  Competition................................................................................... 24
                  The Competitive Set........................................................................... 25
                  Resort Market Seasonality..................................................................... 26
                  Unsatisfied Demand............................................................................ 26
                  Market Demand................................................................................. 26

                  Individual Leisure............................................................................ 27
                  Group Market.................................................................................. 27
                  Premier Location.............................................................................. 27
                  Estimated Performance for the Hotel........................................................... 28
                           Market Penetration................................................................... 28
                           Demand............................................................................... 28
                           Occupancy............................................................................ 28
                           Average Daily Rate (ADR)............................................................. 29
                  Conclusion.................................................................................... 29

         Basis for Forecasts and Summary of Selected Financial Performance...................................... 29

         The Hotel Operator..................................................................................... 34
                  Management of the Hotel and the Rental Pool................................................... 34
                  Management of the Rental Pool................................................................. 34
                  Owners' Use of Units.......................................................................... 34
                  Allocation of Revenue and Expenses............................................................ 35
                  Direct Expenses of Owners..................................................................... 35
                  Rental Pool Reports........................................................................... 36
                  Distributions from Rental Pool................................................................ 36
                  Reserves...................................................................................... 36
                  Shortfalls.................................................................................... 37
                  Hotel Operator May Rely upon Acts of Board of Directors....................................... 37
                  Management of the Hotel....................................................................... 37
                  Fees Paid to Hotel Operator................................................................... 38
                  Termination of Hotel Operator................................................................. 38
                  Sale of a Unit by an Owner.................................................................... 38

         Summary of Declaration and Related Documents........................................................... 39
                  The Condominium Association................................................................... 39
                           Voting Rights........................................................................ 40
                           Meetings............................................................................. 40
                           Board of Directors; Officers......................................................... 40
                  Use Restrictions.............................................................................. 41
                  Insurance..................................................................................... 42
                  Enforcement of the Declaration................................................................ 42

         Southwind Development Company, L.L.C. and Certain Affiliates........................................... 42

         Management............................................................................................. 43

         Certain Transactions................................................................................... 44

         Determination of Purchase Price........................................................................ 44

         Use of Proceeds........................................................................................ 44

         Plan of Distribution................................................................................... 44

         How to Purchase........................................................................................ 45

         Certain Federal and State Income Tax Aspects........................................................... 46

                  Classification of Rental Pool as a Partnership................................................ 47
                  Status of the Partnership as a Publicly Traded Partnership.................................... 48
                  Partnership Anti-abuse Rule................................................................... 49
                  Basis of Each Owner in the Unit and in the Rental Pool Partnership............................ 49
                  Section 183 - Activities Not Engaged in for Profit............................................ 49
                  Section 280A - Residence and Vacation Home Rules.............................................. 50
                  Limitations on Losses from Passive Activities................................................. 51
                  Application of At-risk Limitations............................................................ 51
                  Limitation on Interest Deductions............................................................. 52
                  Depreciation/Amortization..................................................................... 52
                  Sale or Other Disposition of a Unit........................................................... 52
                  Administrative and Compliance Matters......................................................... 53
                           Audit Risk........................................................................... 53
                           Resolution of Disputes Involving Rental Pool Items................................... 53
                  Possible Changes in Federal Tax Laws.......................................................... 53
                  Investment by Foreign Persons................................................................. 54
                  Corporate Investors........................................................................... 54
                  State and Local Taxes......................................................................... 54

         Legal Matters.......................................................................................... 54

         Experts................................................................................................ 55

         Summary of Promotional and Sales Material.............................................................. 55

         Additional Information................................................................................. 55

         Forecasted Summary Statements of Estimated Annual Operating Results....................................F-1

         Balance Sheet of Southwind Development Company, L.L.C.................................................FS-1

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

         - Throughout this prospectus when we say "we" "us" "our" or "Southwind," we mean Southwind Development Company, L.L.C.

         -        When we say the "hotel" we mean Beachside All-Suites Hotel.

         - When we refer to the "Gulf Shores Market," we mean the City of Gulf Shores, Alabama and the City of Orange Beach, Alabama, which is adjacent to Gulf Shores and located 7 miles east of the hotel site.

         - When we say the "Condominium Association" we mean Beachside All-Suites Hotel Condominium Owners Association, Inc.

         - When we say the "Hotel Operating Agreement" we mean the Hotel Operating and Rental Pool Agreement entered into between each unit owner and the hotel manager.

         - We include cross-references in this prospectus to other parts of this prospectus where you can find further related discussions. The Table of Contents provides the pages on which you can find these discussions.

         - You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                           FORWARD-LOOKING STATEMENTS

                  Certain statements in this prospectus represent our expectations for the hotel as of the date of this prospectus. We will not report to the public any changes to any forward-looking statements to reflect events, developments or circumstances that occur after the date of this prospectus.

                  We believe the expectations expressed in all forward-looking statements are reasonable and accurate based on information we currently have. However, our expectations may not prove to be correct. Important factors that could cause actual results to differ from our expectations include, among other things, delay in completion of the hotel beyond the summer of 2000, occupancy rate achieved, actual average daily rate, the effects of competition (including the impact of new supply), strength of the tourist sector of the economy and the effects of inflation. Other factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors" and in other parts of this prospectus.

                              QUESTIONS AND ANSWERS

Q:       What is a hotel investment unit?

         A: A hotel investment unit is a condominium, together with an undivided interest in the common areas of the hotel, which will be operated under a mandatory rental pool. Each hotel suite is a condominium. The mandatory rental pool provides for the pooling of revenue, adjusted for personal usage, and expenses.

Q:       What is the commercial unit?

         A: The commercial unit will be used as a lobby and registration area. The commercial unit is not included in the 83 units being offered for sale. It will not generate revenue but will bear expenses in proportion to its percentage ownership interest, which has been fixed at .001%. The commercial unit is also a condominium. Southwind will continue to own the commercial unit and lease it to the hotel operator when the hotel begins operations.

Q:       What type of hotel is it?

         A: Beachside All-Suites Hotel will be an extended-stay beachside hotel located in Gulf Shores, Alabama. An extended-stay hotel is a hotel with "in-room" kitchen facilities. The hotel will consist of 84 fully-furnished, one-bedroom suites (each having fully- equipped kitchens, one and one-half baths and a built-in bunk bed area), a commercial unit that will be used as a lobby and registration area, parking facilities, a central laundry and housekeeping area and a heated swimming pool. The hotel will not provide food and beverage service. The hotel will be used by tourists and seasonal residents as vacation accommodations and should be open by the summer of 2000.

Q:       What is beachside property?

         A: When we say beachside property, we mean the property located on the gulf side of the public road closest to and parallel with the shoreline of the Gulf of Mexico.

Q:       Is there any obstruction of view from any of the units in the hotel?

         A: There is a one-story restaurant and lounge on pilings that is located near the southwest border of the hotel site. The restaurant is visible from the hotel site and may partially obstruct the beach view from one or more of the first-floor units on the west side of the hotel.

Q: What are the possible future obstructions to the beach view from the hotel site?

         A: The City of Gulf Shores owns the undeveloped property south of the hotel site. We believe the City may in the future construct a boardwalk on a strip of this property that is approximately 20 feet in width, but we cannot assure you that a boardwalk will be constructed. We do not believe the City has any other plans to develop this undeveloped property, but we cannot assure you that it will remain undeveloped in the future. The property south of the twenty foot strip extends to the Gulf of Mexico and lies south of the coastal construction line. The Alabama Department of Environmental Management prohibits the development of that property since it is located south of the coastal construction line.

Q:       Where is the hotel site located?

         A: The hotel will be located on a 1.137 acre beachside site one block east of the intersection of Highway 59 and East Beach Boulevard in Gulf Shores, Alabama. East Beach Boulevard is the primary thoroughfare through the Gulf Shores beach area. Highway 59 is currently the most direct access into Gulf Shores from the interstate highway system. The hotel site is bordered on the south by undeveloped land owned by the City of Gulf Shores that extends to the Gulf of Mexico. There are retail stores and restaurants located immediately west of the hotel site and across East Beach Boulevard on the north side of the hotel site.

Q:       How will hotel guests get to the public beach from the hotel?

         A: Access to the public beach from the south side of the property will be limited to a secured gate located on the west side of the southwest corner of the property. The gate will open onto property of the City of Gulf Shores with direct access to the public beach.

Q:       What is Southwind Development Company, L.L.C.?

         A: Southwind is an Alabama limited liability company formed in April 1998 to design, develop, finance, construct and market the hotel. We are located at 113 Baybridge Drive, Gulf Breeze, Florida 32561. Our telephone number at that address is (850) 934-3609. You will not acquire any ownership interest in Southwind, and Southwind will not have any management role in the hotel after the offering. Southwind will own any unsold Units and the commercial unit which will be leased to the hotel operator when the hotel begins operations.

Q:       Who is going to manage the hotel?

         A: Innisfree Hotels, Inc., an affiliate of Southwind, will manage the hotel under a hotel operating and rental pool agreement. Innisfree currently operates eleven hotel properties throughout the southeastern United States and in Arizona. These hotel properties include the Days Inn Hotel in Orange Beach, Alabama and Young's By The Sea in Gulf Shores, Alabama, two beachside hotels in the Gulf Shores Market. Innisfree has more than 14 years of experience in the hotel operating and development industry. Its corporate headquarters are in Gulf Breeze, Florida. Innisfree currently has approximately 500 employees nationwide.

Q:       What happens if Innisfree quits or is terminated?

         A: The board of directors of the Condominium Association will be responsible for selecting another hotel operator. If a replacement operator cannot be found immediately, the Condominium Association will be responsible for running the hotel. The board of directors of the Condominium Association may have little or no experience in managing a hotel.

Q:       How often can I use my Unit?

         A: You are guaranteed the use of your Unit for a maximum of 14 days per year with four months notice, or based on availability. Neither the hotel operator, the condominium association nor Southwind will have any liability for any tax consequences of your personal usage.

Q:       How does the hotel operating and rental pool agreement work?

         A: The hotel operator will rent the Units to hotel guests and will pool the revenue for the Owners. After paying the expenses associated with running the hotel, the hotel operator will distribute the balance, if any, to the Owners. You will not share in the revenue of the hotel for any day you use your Unit but will still be obligated for your share of the expenses.

Q:       Who owns the unit that is not being offered for sale?

         A: In connection with the purchase of the property for the hotel site, we agreed with one of the sellers of that property to place $100,000, of the purchase price for that property in escrow until the hotel is completed. Upon completion of the hotel, one of the sellers who sold us the real property will use the $100,000 to purchase a first floor Unit of his choice. The total purchase price for this Unit will be $100,000, which is substantially below the offering prices of the other Units. However, the Unit will participate in the rental pool in proportion to its percentage ownership interest as indicated on the Schedule of Purchase Price of Units on page 20.

Q:       What happens if the hotel loses money?

         A: If the hotel loses money, you and the other Unit Owners will be responsible for making up any shortfalls.

Q:       Will there be any debt on the hotel property?

         A: The only debt will be that of individual Owners. Southwind financed the purchase of the hotel site through lending arrangements with third parties. It will also finance the construction of the hotel site through third-party lending arrangements. This debt will be paid off on the closing of the Units from the proceeds of this offering.

Q:       What payments will I make as an Owner of a Unit?

         A: You will have to make payments on any loan you obtain to buy your Unit, the real property taxes on your Unit and your share of any Condominium Association expenses. Based on current estimates, real estate taxes are expected to range from approximately $975 to $1,170 per annum per Unit. In addition, the Condominium Association may make assessments. Debt service will depend on the particular terms of any individual loan.

Q: If I decide to purchase, will I be able to purchase the Unit of my choice from the 83 units available?

         A: We granted one of the sellers who sold us the real property an option to purchase four Units of his choice at the same price that the Units will be offered for sale to you. The seller must exercise this right within 3 days from the date of this prospectus. Otherwise, the Units will be offered and sold on an "as available" basis.

Q:       Once construction begins, how long will it take to build the hotel?

         A: Our current construction financing requires us to complete construction of the hotel within ten months from the date of the notice of commencement. The current financing also requires us to sell a minimum of 75 Units before we may begin construction. If we have not sold the 75 Units by the time we are ready to begin construction, we may seek either a modification of the construction financing or alternative financing.

Q:       Is Southwind required to sell a minimum number of Units?

         A: If we do not sell 75 Units within 180 days from the date of the sale of the first Unit, we may elect, in our sole discretion, to terminate our contracts with Unit purchasers. If this occurs, we will refund all deposits paid by Unit purchasers with interest.

Q:       How does the Condominium Association work?

         A: All of the Owners of Units and the Owner of the commercial Unit will be members of the Condominium Association. The members elect a board of directors whose duties will include approving the annual operating plan and budget for the hotel and reviewing the performance of the hotel operator.

Q:       Do I own the contents in my Unit?

         A: Yes; however, you may not alter or remove any of the furnishings or fixtures.

Q:       May I sell my Unit?

         A: You may sell your Unit at any time as long as the purchaser signs the hotel operating and rental pool agreement. You may sell the Unit yourself or through a securities broker-dealer. You may not sell your Unit exclusively through a real estate broker, but a real estate broker may assist in the sale if supervised by a securities broker-dealer.

Q:       What are the tax implications of owning a Unit?

         A: The rental pool will be taxed as a partnership for federal income tax purposes. You will be required to report on your federal income tax return your share of income or loss from the hotel. You may be able to deduct property taxes, interest expense and depreciation for your Unit and losses, if any, from the rental pool. Your tax deductions may be limited by certain provisions of the Internal Revenue Code, including provisions governing vacation home rentals, passive activity losses, and interest expense.

Q:       Are there risks involved in purchasing a Unit?

         A: There are inherent risks in any investment. While we have tried to present as realistic a picture as possible, the hotel may not perform as well as anticipated. Conditions that today are favorable to the hotel industry may change substantially before the hotel opens. Even though we believe our analysis points to the hotel being successful, we cannot assure you that this will be the case.

                                     SUMMARY

         This Summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. To understand what ownership of a Unit means and for a more complete description of the legal terms involved, you should read carefully this entire Prospectus.

Seller Southwind, the seller of the Units, was established in April 1998 to design, develop, finance and construct the hotel and to market the Units. Southwind's core management team consists of a President and four Vice-Presidents who devote a portion of their time to the development of the hotel, while maintaining separate full-time employment in other capacities. You will not acquire any ownership interest in Southwind. Southwind will not have any management role in the hotel after the offering. However, each member of Southwind's management team will continue his involvement with Southwind until all Units are sold and thereafter as necessary for the operating of Southwind. If all the Units are not sold, the unsold Units will remain in the rental pool and Southwind will be an Owner on the same basis as other Owners. Southwind will own the commercial unit and lease it to the hotel operator when the hotel begins operations.

                  The hotel will be managed and operated by Innisfree Hotels, Inc., an affiliate of Southwind. Southwind Development Management Company, Inc., an Alabama corporation, is a 1% equity owner and manager of Southwind. Julian MacQueen is a 64% equity owner of Southwind and is also the sole stockholder of Southwind Development Management Company, Inc. William P. Lagman, Stephen A. Shannon, Harlan R. Butler and Roger W. Wiegner are Vice-Presidents of Southwind. Southwind Partners, L.L.C. is a 35% equity owner of Southwind. See "Southwind Development Company, L.L.C. and Certain Affiliates."

The Hotel         The hotel will be called Beachside All-Suites Hotel.
                  Construction of the hotel is expected to begin in the summer of 1999 and to be completed by the summer of 2000. The hotel will consist of one nine-story building and will contain 84 fully-furnished, one-bedroom suites (hotel rooms), a commercial unit that will be used as a lobby and registration area, parking facilities, a central laundry and housekeeping area and a heated swimming pool. We anticipate that the suites will be used primarily by tourists and seasonal residents as vacation accommodations.

The Hotel Site    The hotel will be located in Gulf Shores, Alabama on a 1.137 acre beachside site on East Beach Boulevard. East Beach
                  Boulevard, the primary highway through the Gulf Shores beach area, intersects with Highway 59 one block east of the hotel site. Highway 59 is currently the most direct access into Gulf
                  Shores from the interstate highway system. A building which was formerly operated as a fast-food restaurant currently occupies the site. This building will be demolished prior to the commencement of construction of the hotel.

                  The hotel site is bordered on the south by undeveloped land owned by the City of Gulf Shores that extends to the Gulf of Mexico. Access to the public beach from the south side of the property will be limited to a secured gate located on the west side of the southwest corner of the property, which will open onto property of the City of Gulf Shores with direct access to the public beach. There is also a one-story restaurant and lounge on pilings south of the hotel site on the west side of the southwest corner of the hotel site. The restaurant is visible from the hotel site and may partially obstruct the beach view from the first-floor units on the west side of the hotel. The City of Gulf Shores also owns the undeveloped land directly to the east of the hotel site. See "The Hotel and The Hotel Site -- The Hotel Site."

The Hotel         The Hotel Operating Agreement requires the pooling of all
Operating         revenue and expenses of the Units in the rental pool. We
Agreement         believe that a mandatory rental pool will provide the hotel operator with a sufficient number of hotel rooms to operate the hotel effectively. Your Unit will be in the rental pool except for the period you reserve the Unit for your own use.
                  You will not share in the revenue for any day that you use your Unit but you will be obligated to bear your full share of expenses. Innisfree will be the hotel operator under the Hotel
                  Operating Agreement.

The Hotel         The hotel will be managed and operated by Innisfree Hotels,
Operator          Inc., an Alabama corporation and an affiliate of Southwind.
                  Innisfree has been in the business of operating and developing hotels for more than 14 years. It currently operates eleven hotel properties throughout the southeastern United States and Arizona, with more than 1,100 guest rooms under management.
                  Innisfree's corporate headquarters are located in Gulf Breeze, Florida. It has approximately 500 employees. See "The Hotel
                  Operator."

Development       Southwind was formed in April 1998 to design, develop, finance
of the Hotel      and construct the hotel and to market the Units.  Southwind financed the acquisition of the real property for the hotel site through third-party financing and will finance the construction of the hotel through third-party construction financing.

                  The proceeds from the sale of the Units, net of offering costs and real estate commissions, will be used to pay off the construction loan and a loan from Mr. MacQueen, to satisfy the existing mortgages on the real property, and to pay development and financing costs. The total acquisition, construction and development costs in connection with the construction of the hotel, together with real estate commissions, are estimated to be approximately $10.5 million. Assuming all of the Units are sold at the prices set forth in the Schedule of Purchase Prices, Southwind will receive gross proceeds of approximately $12.67 million The gross revenues, less real estate commissions and acquisition, construction and development costs represent Southwind's pre-tax profit. See "The Hotel and the Hotel Site -- Acquisition of the Hotel Site" and "Use of Proceeds."

Units Available   In connection with the purchase of the property for the hotel
For Purchase      site, we agreed with one of the sellers of that property to place $100,000 of the purchase price for the real property in escrow to be held for the seller of the real property until the hotel is completed. Upon completion of the hotel, the seller of the real property will use the $100,000 to purchase a first floor Unit of his choice. The total purchase price for this Unit will be $100,000, which is substantially below the offering prices of the other Units. In addition, we also granted the seller of the real property an option to purchase four additional Units of his choice at the same price that the Units will be offered for sale to you. The seller must exercise this right within three days from the date of this prospectus. The remainder of the Units will be sold on an "as available" basis. See "The Hotel and The Hotel Site --
                  Acquisition of the Hotel Site and -- Schedule of Purchase
                  Prices."

Personal Use      You are guaranteed the use of your Unit for a maximum of
                  14 days per year with four months notice, or based on availability. The hotel operator, the Condominium Association and Southwind will not have any liability for any tax consequences of your personal usage. See "Certain Federal and State Income Tax Aspects -- Section 280A Residence and
                  Vacation Home Rules."

Reserves At the closing of the purchase of your Unit, you will be required to contribute your share of an operating cash reserve of $50,000. This reserve will be available to the hotel operator for working capital purposes. The hotel operator will also establish a reserve for capital expenditures for the repair and replacement of the hotel property and for the repair and replacement of furniture, fixtures and equipment. This reserve will range from 1% of gross revenue beginning in year one of operations to a maximum of 5% of gross revenue for year five and thereafter. These reserves are in addition to the retention of a portion of distributable cash flow in order to maintain the operating cash reserve of $50,000. See "The Hotel Operator -- Reserves."

Shortfalls        If at any time the funds from hotel operations are not
                  sufficient to pay the expenses of operating the hotel, to maintain reserves, or to make capital expenditures in excess of the established reserves, each Owner will be obligated to pay his share of the shortfall. The hotel operator may elect, but is not obligated, to advance such amount and to be repaid, plus interest, out of future cash flow from hotel operations.
                  Interest on advances by the hotel operator will be computed at the prime rate (as defined in the Hotel Operating Agreement) plus 2% per annum. Each Owner will also be obligated to make the payment on any loan obtained by him to purchase a Unit and real estate taxes, regardless of whether the hotel operator distributes sufficient cash to cover these expenses. See "The
                  Hotel Operator -- Shortfalls."

Risks of          The hotel has no operating history on which to rely.
Forecasts         Therefore, the anticipated performance of the hotel is based on forecasts. While we believe that we have considered all factors that might affect the hotel's overall economic performance, there are inherent risks in relying on forecasts.
                  The evaluation of the factors that are considered in the preparation of a forecast is highly subjective. Factors such as occupancy are based on numerous variables including the hotel facilities, the impact of new supply, the level and type of demand and overall market conditions. The same data can lead to different interpretations and conclusions. Actual results can differ materially from results forecasted if the assumptions underlying the forecasts prove to be incorrect.
                  Adverse consequences can occur if forecasted results are not achieved. See "Basis For Forecasts and Summary of Selected
                  Financial Performance."

                  Timing of The hotel operator will prepare monthly reports on the operation of the hotel and Distributions distribute any rental pool income to Owners by the 25th day following the end of each month. The hotel operator may choose to make distributions of income based on an estimate of the annual amount distributable to Owners, less an amount not to exceed 20%, and make distributions in 12 equal monthly installments with the balance, if any, paid no later than 75 days following the end of the operating year. Prior to making distributions of rental pool income, the hotel operator will adjust your share of such income to take into account your use of your Unit. See "The Hotel Operator -- Distributions from Rental Pool."

Prices of Units   The initial purchase prices of Units have been established by us, and we are not required to maintain the initial purchase price schedule. We may increase or lower the purchase price of any Unit in response to market conditions and demand. If we make adjustments we may not uniformly apply those adjustments to all Units of the same type. The price of a Unit cannot be changed once a purchase contract has been executed for such Unit. The schedule of purchase prices, the percentage interest and the amount to be contributed to the operating cash reserve by the purchaser for each Unit are all set forth in the Schedule of Purchase Prices. The percentage interest for a Unit determines the share of revenue and expenses for that Unit. The percentage interest will not change even if prices of Units change in the future.

Purchase          To purchase a Unit you must execute a Purchase Agreement. Upon
Procedure         execution of the Purchase Agreement, you are required to make a down payment in the amount of 20% of the purchase price of your Unit. The down payment will be held in escrow for your benefit and will not be available for distribution to us until the completion of construction (estimated to be the summer of 2000) and the hotel is ready to commence operations. The down payment is non-refundable if you breach the contract. If we do not sell 75 Units within 180 days from the date of the sale of the first Unit, we may elect, in our sole discretion, to terminate our contracts with Unit purchasers. If this occurs, your deposit is refundable with accrued interest and you will have no further remedies. If we do not terminate our contracts with Unit purchasers within the 180 day period, we must deliver all Units sold within two years from the date the first Unit is sold. If we terminate the contracts with Unit purchasers after the 180 day period or fail to deliver the Units within the two-year period, your deposit is refundable with accrued interest, and you may have remedies for breach of contract.

                  Further, all purchasers are entitled to receive a prospectus in connection with the purchase of a Unit, and any purchaser may terminate the purchase agreement within seven days of receiving a prospectus. In case of a termination, we will promptly refund all funds paid by the purchaser. Upon the expiration of the seven days, the Purchase Agreement will become irrevocable on the part of a purchaser. Upon completion of the hotel, the purchase of all Units under contract will be completed and the balance of the purchase price together with any closing costs and the operating cash reserves contribution will be due. Additional closings will occur as Units are sold. See "How to Purchase."

Financing         Prospective purchasers may obtain financing from any available source. We may make referrals for financing for purchasers on terms that will vary based on market conditions. Each prospective purchaser will be required to qualify for financing based on the requirements of the particular lender.
                  If a prospective purchaser is rejected for a loan, we may elect to cancel the purchase contract. See "How to Purchase."

Tax               The rental pool will be treated as a partnership for federal
Considerations    income tax purposes. You must therefore report your share of the rental pool's taxable income and loss on your own federal income tax return. You will be entitled to any available deductions associated with ownership of the Unit for federal income tax purposes, including deductions for property taxes, investment interest expense and depreciation. For a more complete discussion of the tax consequences of Unit ownership, see "Certain Federal and State Income Tax Aspects" on page 46.

                  The tax laws provide for the limitation of deductions to the amount of gross income derived from rental of a Unit if personal use of a Unit exceeds the greater of 14 days or 10% of the total number of days during the year that a Unit is rented for fair market value. The limitation on personal use of a Unit under the Hotel Operating Agreement to 14 days should prevent this limitation from applying to a Unit Owner.

                  You are encouraged to consult your own tax advisors concerning your particular situation and the impact that your ownership of a Unit and your participation in the rental pool may have on your federal income tax liability and any state and local income and other tax laws liability.

The               When you purchase your Unit, you will automatically become a
Condominium       member of the Beachside All-Suites Hotel Condominium Owners
                  Association, Inc. The Condominium Association will monitor the Hotel Operating Agreement and will levy, collect and enforce the assessments of the Association. The Owners will elect a Board of Directors which will be responsible for managing the Condominium Association and acting on behalf of the Owners in certain matters. Southwind may control the Association for up to 60 days after the sale of at least 75% percent of the units. See "Summary of Declaration and Related
                  Documents -- The Condominium Association."

                                  RISK FACTORS

         Prospective investors should carefully consider the following in conjunction with the other information contained in this Prospectus before purchasing Units.

         REVENUE MAY NOT COVER EXPENSES. If the hotel fails to experience the level of occupancy anticipated or room rates are not as high as expected, the hotel may not generate enough income to cover its operating expenses. In addition, if operating costs exceed those forecasted, we cannot assure you that revenue will increase sufficiently to cover such increases. We also cannot assure you that the rental pool income payable to an Owner in any year will exceed the Owner's share of hotel operating costs, reserves and potential capital expenditures in excess of such reserves for that year and the payments on any loan obtained by an Owner to purchase a Unit.

         Assuming the forecasted average daily rate of $126.12 in year 2003, the anticipated first year of stabilized operations, occupancy required to break-even before and after debt service is 32.5% and 54.8% respectively. This does not include real estate taxes on your individual unit, which are expected to range between $975 and $1,170 per unit. This level of occupancy required to cover debt service on an Owner's loan assumes that the loan is for 80% of the purchase price at an interest rate of 7.5% with a 30 year amortization. The actual level of occupancy necessary for any individual Owner to break-even before and after debt service and real estate taxes will vary depending on the terms of the specific financing obtained by such Owner and the amount of real estate taxes each Owner is required to pay. If average daily rate is less than forecasted, occupancy would have to increase to maintain a break-even level. See "Forecasts -- Summary of Significant Forecast Assumptions" at F-17.

         If a significant number of Owners default on payments required to cover shortfalls under the Hotel Operating Agreement, the hotel operator may have insufficient funds to pay maintenance and operating costs, which could result in the loss of the ability to operate the property as a hotel.

         RISKS IN RELYING ON FORECASTS. The hotel has no operating history. Therefore, the anticipated performance of the hotel is based on forecasts. While we believe we have considered all factors that might affect the overall economic performance, there are inherent risks in relying on forecasts. The evaluation of the factors that are considered in the preparation of a forecast is highly subjective. Actual results can differ materially from results forecasted if the assumptions underlying the forecasts prove to be incorrect. Factors that can cause actual performance to vary with that of a forecast include, among others, delays in completion of the hotel beyond the summer of 2000, occupancy rate achieved, actual average daily rate, the effects of competition, including the impact of new supply, strength of the tourist sector of the economy and assumptions regarding the effects of inflation. No assurance can be given that the assumptions will prove correct or that actual results will not differ from the results forecasted. Adverse consequences can occur if forecasted results are not achieved, including a Unit Owner's need to pay additional funds to meet operating costs, to fund reserves and capital expenditures, to make payments on any loan obtained by an Owner and to pay Condominium Association expenses and real estate taxes.

         RISKS IN RELYING ON MARKET DATA. Southwind has obtained various market information and data set forth in this prospectus regarding the hotel, condominium and tourist industries from the Alabama Gulf Coast Convention and Visitors Bureau. The market information and data cited may not be indicative of results that can be achieved by Beachside All-Suites Hotel. We have not independently verified the information and data cited.

         DEPENDENCE ON THE HOTEL OPERATOR. The Hotel Operating Agreement appoints the hotel operator as the manager of the rental pool and the bookings of the Units for an initial term of 15 years with two automatic renewal periods of five years, unless earlier terminated. Success of the hotel will depend to a great extent on the efforts and abilities of the hotel operator. The loss of its services could have a material adverse effect on the hotel's business and results of operation. The hotel operator may terminate its appointment upon 60 days' prior notice if the Owners fail to make or authorize the hotel operator to make capital expenditures that are necessary, in the opinion of the hotel operator, for the hotel to be operated.

         If the hotel operator is terminated or resigns, it may be difficult to contract with another party to provide replacement services immediately at comparable costs. Termination could result in cancellations of reservations, reduced maintenance, loss of operating licenses, loss of staff and delays in transferring operations to a new hotel operator. The hotel could experience lower occupancy and reduced revenue during a transition. If the Condominium Association is required to operate the hotel for an interim period, the Condominium Association may be at a disadvantage without the benefits of an advanced reservation booking system and advertising provided by a hotel operator.

         INEXPERIENCE OF CONDOMINIUM ASSOCIATION BOARD OF DIRECTORS. Following relinquishment of control of the Condominium Association by Southwind, the Condominium Association will be governed by a Board of Directors, all of whom will be condominium Owners. These directors may have little or no experience in operating a hotel or a rental pool. While the directors may hire an independent management company, management agent or executive director to assist the directors in performing their duties to oversee and review the services and operational results of the hotel operator, the hotel operating inexperience of the directors may result in the directors not being able to recognize or take corrective action to remedy operating deficiencies by the hotel operator.

         COMPETITION. The success of the hotel will be determined by, among other things, its location, quality of accommodations and room rate structure. The hotel will compete with existing and future hotels and short-term (less than a 30-day stay) home and condominium rentals in the Gulf Shores Market and the surrounding area. There are approximately 1,124 hotel and motel rooms (excluding the hotel) in the Gulf Shores Market. Approximately 199 hotel rooms have been added to the market since 1998. Competition in the future may be affected by changes in the hotel and short-term home and condominium rental markets in Gulf Shores, changes in local or regional population patterns, changes in disposable income characteristics, changes in travel patterns and preferences, and periodic over-building that can adversely affect patronage levels.

         HOTEL OPERATING UNCERTAINTIES. The value of the hotel will depend on the ability of the hotel operator to maintain or increase gross revenue sufficient to cover operating expenses and generate a reasonable return for its Owners. Income from the hotel may be adversely affected by a range of factors in addition to increased competition as discussed above. These factors include: increases in operating costs as a result of inflation and other factors which the hotel operator may determine cannot be offset by increased revenue; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; weather conditions; and adverse effects on general and local economic conditions. Due to minimal commercial activity in Gulf Shores, the hotel is particularly dependent upon individual leisure travelers and tourism; occupancy by commercial travelers is expected to be minimal. All of these factors could reduce the hotel's ability to generate revenue.

         SEASONAL FLUCTUATIONS. The Gulf Shores resort market is seasonal, with demand fluctuating at different levels throughout the year. This seasonality is expected to cause fluctuations in the gross revenue generated from the operation of the hotel. The peak season extends from June through August. The shoulder seasons extend from September through October and from March through May. The low season extends from November through February.

         POTENTIAL LIABILITY OF OWNERSHIP. Included in hotel operating costs will be insurance premiums for property damage, business interruptions, public liability and fire and other hazard insurance carried by the Condominium Association against certain risks of operating the hotel. We cannot assure you that the type or amount of insurance carried by the Condominium Association will be adequate. Further, we cannot assure you that payment for insurance claims will be received in a timely fashion. If payments are not received timely, you will still be responsible for the debt service on your Unit. In the event insurance is unavailable for any reason, the Condominium Association will have to self-insure for all or part of any potential loss or to seek coverage at higher rates from alternative carriers.

         You may personally have joint and several liability for tort and contract claims as a result of ownership of your Unit or participation in the rental pool. Insurance coverage maintained by the Condominium Association will include coverage for such claims; however, you are urged to consult an insurance advisor or attorney with respect to the nature and extent of such personal liability and to determine what additional liability insurance coverage, if any, may be necessary or appropriate for your particular circumstances.

         ZONING RESTRICTIONS. The hotel site has been zoned "BCR - Central Resort Business District," which generally restricts the use of the property to retail or certain commercial activities. The zoning restrictions would prohibit the use of the property for residential condominium usage or rental, other than condominium units that are dedicated to the control of, or managed by, a single management entity and operated as a hotel. If the hotel ceases to operate as a hotel for any reason, the Owners will have limited options available for the use of the property.

         LIMITED RESALE MARKET. We cannot assure you that there will be a resale market for the sale of your Unit since the Units will not be listed on a publicly traded exchange. Your resale ability could be further limited if the hotel's performance does not reach expectations. In addition, you may sell your Unit either directly yourself or through a securities broker. You may not sell your Unit exclusively through a real estate broker. However, a real estate broker may assist in the sale of your Unit if properly supervised by a securities broker. You may be obligated in such event to pay commissions to both the real estate broker and the securities broker. The fact that you may not sell your Unit exclusively through a real estate broker may further limit your ability to sell your Unit. Therefore, you may not be able to sell your Unit quickly in an emergency or for a purchase price which exceeds your indebtedness. Consequently, the purchase of a Unit should be considered only as a long-term investment.

         FAILURE TO SELL MINIMUM NUMBER OF UNITS. If we do not sell 75 Units within 180 days from the date of the sale of the first Unit, we may elect, in our sole discretion, to terminate our contracts with Unit purchasers. If this occurs, your deposit is refundable with accrued interest and you will have no further remedies. If we do not terminate our contracts with Unit purchasers, we must deliver all Units sold within two years from the date the first Unit is sold. If we terminate the contracts with unit purchasers after the 180 day period or fail to deliver the units within the two-year period, your deposit is refundable with accrued interest, and you may have remedies for breach of contract.

         LIMITS ON AVAILABLE UNITS. In connection with the purchase of the property for the hotel site, we agreed with one of the sellers of that property to place $100,000 of the purchase price for the real property in escrow until the hotel is completed. Upon completion of the hotel, the seller who sold us the real property will use the $100,000 to purchase a first floor Unit of his choice. The total purchase price for this Unit will be $100,000, which is substantially below the offering prices of the other Units. In addition, we also granted one of the sellers who sold us the real property an option to purchase four additional Units of his choice at the same price that the Units will be offered for sale to you. The seller must exercise this right within 3 days from the date of this prospectus.

         HURRICANE RISKS. Gulf Shores receives a substantial number of hurricane warnings and threats that may require residents and tourists to evacuate the beach area. If evacuations occur, the hotel may lose substantial revenues. In addition, if a hurricane actually strikes in or near the area, the hotel may incur substantial property loss or be completely destroyed. If there is substantial property loss or destruction, the hotel operator may, in its sole discretion, elect to terminate the Hotel Operating Agreement. If there is damage or destruction, we cannot assure you that the hotel will continue to operate as a hotel or that it would be rebuilt after substantial loss or destruction. If the hotel ceases to operate as a hotel, the Owners will have limited options available for the use of the property. See "Zoning Restrictions."

         CONFLICTS OF INTEREST. Southwind, Innisfree and their affiliates may experience certain conflicts of interest in connection with the sale of the Units and the management of the hotel. We will attempt to resolve these conflicts of interest on a basis that is fair and equitable to you, but we cannot assure you that we will be able to do so. For example, it is possible that continuation of hotel activities would be advantageous to Innisfree, which will continue to receive fees for services rendered, while termination of the hotel activities might be advantageous to you.

         Innisfree currently operates the Days Inn Hotel in Orange Beach, Alabama and Young's By The Sea in Gulf Shores, Alabama. Both of these hotels are beachside hotels in the Gulf Shores Market that directly compete with the Units for rental accommodation. Innisfree and its affiliates intend to develop, market and manage in the future other hotels, condominiums or condominium hotel projects, to designate their employees as temporary directors for such associations and to act as rental agent and managers for the Owners of units in such projects. Any future projects of Innisfree or its affiliates may also directly or indirectly compete with the Units for rental accommodations.

         Although Innisfree is required to spend sufficient time for the proper performance of its duties as hotel operator, it is entitled to engage in other business activities. The principals of Innisfree and its staff will not be spending full time or a major portion of their time in connection with the hotel and they may be actively engaged in owning or exploiting other properties which may be in competition with the hotel. Because the staff of Innisfree will be managing competing hotels, it is possible that they may recommend accommodations in such hotels, which would deprive Unit Owners of revenues from the rental of Units in the hotel.

         Mr. MacQueen and Mr. Lagman have equity interests in certain entities that own or operate condominium rental properties that are not operated as hotels in the Gulf Shores Market. These properties may also directly or indirectly compete with the hotel. In addition, Mr. MacQueen owns approximately 5% of the common stock of First American Bank of Pensacola, NA, the construction lender for the hotel. Mr. MacQueen is also a member of the Board of Directors for First American Bank. See "Southwind Development Company L.L.C. and Certain Affiliates."

         POTENTIAL LIABILITY FOR VIOLATION OF ENVIRONMENTAL LAWS. Under various federal, state, and local environmental laws, ordinances, regulations, and common law, a current or previous Owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws, ordinances and regulations often impose liability whether or not the Owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. We are not aware of any material violations of currently applicable environmental laws or regulations. However, it is possible that violations will occur in the future or that more stringent laws will be enacted in the future, and that Southwind, the hotel operator or the Owners could suffer material adverse consequences as a result.

         SIGNIFICANT INCOME TAX CONSIDERATIONS TO OWNERS. The following is a brief summary of the most significant tax considerations discussed under "Certain Federal and State Income Tax Aspects" involved in an investment in a Unit and participation in the rental pool. Unless otherwise noted, this summary is based upon the opinion of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, Birmingham, Alabama, which is special counsel to Southwind ("Counsel"). If the IRS disagrees with any of the positions described below, you may be subject to additional taxes.

         Certain additional tax considerations are discussed under "Certain Federal and State Income Tax Aspects." You are strongly urged to review the material and to discuss with your tax advisors the tax consequences of an investment in a Unit and participation in the rental pool.

         CLASSIFICATION OF THE RENTAL POOL AS A PARTNERSHIP. Counsel has opined that, under current law and regulations and interpretations thereof, the rental pool should more likely than not be classified as a partnership for federal income tax purposes. Counsel's opinion is not binding on the Internal Revenue Service (the "Service") or the courts. If it were determined that the partnership is taxable as a corporation rather than as a partnership, the tax consequences to you and the rental pool would be significant and adverse. See "Certain Federal and State Income Tax Aspects -- Classification of the rental pool as a Partnership." The remainder of this discussion of tax considerations assumes that the rental pool will be taxed as a partnership.

         CASH DISTRIBUTION MAY BE INSUFFICIENT TO PAY TAXES. We cannot assure you that cash distributions from the rental pool during any applicable time period will be sufficient for an Owner to pay the federal and state income taxes due on income that an Owner will have to recognize on his or her individual tax return.

         SECTION 183 RULES REGARDING ACTIVITIES NOT ENGAGED IN FOR PROFIT. The tax code distinguishes between activities engaged in for profit and activities not engaged in for profit. Your ability to deduct your share of any losses from the rental pool may be limited by Section 183 of the Code, which is commonly called the "hobby loss rule." If the rental pool is subject to the hobby loss rule, the amount you will able to deduct for your share of expenses and losses from the rental pool will be limited to the income you receive from the rental pool. See "Certain Federal and State Income Tax Aspects -- Section 183 Activities Not Engaged in for Profit."

         VACATION HOME RENTAL RULES. Section 280A of the tax code establishes a gross income limitation and an expense allocation formula for apportioning deductions between personal (that is, your use of your own Unit) and business use of a dwelling unit. Your Unit is considered a dwelling unit for federal income tax purposes. You will be permitted to deduct your share of the rental pool operating expenses only to the extent such expenses are allocable to business use of your Unit. Based upon the proposed operation of the rental pool, which would limit the personal use by any Owner to a total of 14 days in any year, the Section 280A gross income limitation should not apply. See "Certain Federal and State Income Tax Aspects -- Section 280A Residence and Vacation Home Rules."

         PASSIVE ACTIVITY RULES. Your participation in the rental pool is considered a passive activity under the tax code. Losses from passive activities generally may only be deducted against income from the same or other passive activities. See "Certain Federal and State Income Tax Aspects -- Limitations on Losses From Passive Activities."

         PARTNERSHIP AUDIT RISK. If the rental pool's information tax return is audited and adjusted, such audit may cause corresponding adjustments to, and may increase the probability of an audit of, your federal income tax return. See "Certain Federal and State Income Tax Aspects -- Administrative and Compliance Matters."

                          THE HOTEL AND THE HOTEL SITE

         THE HOTEL

         The hotel will be called Beachside All-Suites Hotel. Construction of the hotel is expected to begin in the summer of 1999 and to be completed by the summer of 2000. The hotel will consist of one nine-story building (excluding the ground level) and will contain 84 fully-furnished, one-bedroom suites (with fully-equipped kitchens, one and one-half baths and a built-in bunk bed area), a commercial unit that will be used as a lobby and registration area; parking facilities, a central laundry and housekeeping area and a swimming pool. We anticipate that the suites will be used primarily by tourists and seasonal residents as vacation accommodations.

         The hotel building will be constructed with poured in place post-tensioned concrete. It will have a stucco or similar exterior finish and a built-up roof. The hotel will be built on precast concrete pilings, with a portion of its 106 parking spaces at ground level underneath the first elevated floor of the building. The first story of the hotel includes six Units, the commercial unit and the central laundry and housekeeping area. Each of levels two through eight of the hotel contains ten Units, and the ninth level of the hotel contains eight Units.

         The following is a representation of the hotel after construction is completed. We believe the hotel will look substantially similar to this representation, but we cannot assure you that it will look exactly the same since the hotel has not been built.

         [Representation showing the front of the hotel.]

         THE HOTEL SITE

         The hotel will be located in Gulf Shores, Alabama on a 1.137 acre beachside site on East Beach Boulevard. East Beach Boulevard, the primary highway through the Gulf Shores beach area, intersects with Highway 59 one block east of the hotel site. Highway 59 is currently the most direct access into Gulf Shores from the interstate highway system. A building which was formerly operated as a fast-food restaurant currently occupies the site. This building will be demolished prior to the commencement of construction of the hotel.

         As part of its master plan, the City of Gulf Shores has designated the undeveloped land directly to the east of the hotel site as a public recreation area. We are not aware of any plans that the City has to develop the recreation site, which is currently covered with sand dunes and sea oats, but we cannot assure you that it will remain undeveloped in the future. The City also owns a parcel of property running along the southern border of the hotel site. The western 50 feet of that parcel is a strip approximately 20 feet in width; the remaining 170 feet of the City parcel that is on the south border of the hotel site extends to the Gulf of Mexico. The City may construct a boardwalk for public access on that parcel, immediately south of the hotel site. We cannot assure you that the City will ever construct the boardwalk or otherwise develop this parcel. There is a one-story restaurant and lounge on pilings immediately south of the 20 foot strip of city property. The restaurant is visible from the hotel site and may partially obstruct the beach view from one or more of the first-floor units on the west side of the hotel. Access to the public beach from the south side of the property will be limited to a secured gate located on the west side of the southwest corner of the property, which will open onto property of the City of Gulf Shores with direct access to the public beach.

         There is a public recreation area featuring a boardwalk along the beach immediately to the west of the hotel site. There are several restaurants, oyster bars and sandwich shops within easy walking distance. There are also family recreation facilities in the immediate proximity of the hotel site, along with a seasonal amusement park and souvenir and gift stores.

         The following is an aerial view of the hotel site and the surrounding area. The building that currently occupies the site will be demolished prior to the commencement of construction.

         THE UNITS

         Each Unit will consist of a suite having one bedroom, one and one-half bathrooms, a fully-equipped kitchen, a built-in bunk-bed area and a private balcony. The kitchen will include a refrigerator with ice-maker, a dishwasher, garbage disposal, an electric stove top and range and a microwave. Each Unit will have approximately 613 square feet, will be fully-furnished and will have the capacity to sleep up to six people.

         The following is a floor-plan for one of the Units. We believe all of the Units will be constructed using this floor-plan, but it may be necessary to make certain adjustments during the construction phase.

                        [Picture of floor plan for Unit.]

Although all Units will share the same basic floor plan, the hotel will have six types of Units, all of which are described below. The purchase prices for the different types of Units vary depending upon the location of the Units within the hotel.

         TERRACE RESORT UNITS

         There will be two Terrace Resort Units. These Units will be located on the east and west sides of the ninth floor of the hotel. Both Units will directly overlook the Gulf of Mexico. In addition, each Terrace Resort Unit will have windows in the bedroom and living room that provide a view to either the east or the west. Each Unit will have a private balcony extending from the Gulf side of the hotel to either the east or west side of the hotel.

         SUPERIOR RESORT UNITS

         There will be sixteen Superior Resort Units. Six Superior Resort Units will be located on the ninth floor of the hotel. Each of these six units will directly overlook the Gulf, but none of these units will have windows providing a view to the east or west. Five Superior Resort Units will be located on the fourth through eighth floors of the east side of the hotel. Each of these five units will directly overlook the Gulf and will have a view to the east provided by windows in the bedroom and living room. The final five Superior Resort Units will be located on the fourth through eighth floors of the west side of the hotel. Each of these five Units will directly overlook the Gulf and will have a view to the west provided by windows in the bedroom and living room. All Superior Resort Units will have private balconies facing the Gulf.

         THIRD FLOOR SIDE VIEW RESORT UNITS

         There will be two Third Floor Side View Resort Units, one on each side of the hotel. Each Unit will directly overlook the Gulf and will have a view to the east or west provided by windows in the bedroom and living room. Each Unit will also have a private balcony facing the Gulf.

         SECOND FLOOR SIDE VIEW RESORT UNITS

         There will be two Second Floor Side View Resort Units, one on each side of the hotel. Each Unit will directly overlook the Gulf and will have a view to the east or west provided by windows in the bedroom and living room. Each Unit will also have a private balcony facing the Gulf.

         FIRST FLOOR SIDE VIEW RESORT UNITS

         There will be two First Floor Side View Resort Units, one on each side of the hotel. Each Unit will directly overlook the Gulf and will have a view to the east or west provided by windows in the bedroom and living room. Each Unit will also have a private balcony facing the Gulf. The Unit on the west side of the hotel may have a partially-obstructed view of the beach due to the presence of a one-story restaurant and lounge on pilings located immediately to the south of this Unit.

         STANDARD RESORT UNITS

         There will be sixty Standard Resort Units. These Units will be located in the interior of the hotel on the first through eighth floors. None of these Units will have windows providing a view to the east or west, but all Units will directly overlook the Gulf and will have private balconies facing the Gulf. One or more of the first floor Standard Resort Units on the west side of the hotel may have a partially-obstructed view of the beach due to the presence of a one-story restaurant and lounge on pilings located on the west side of the hotel.

         SCHEDULE OF PURCHASE PRICES

         The Schedule of Purchase Prices, Percentage Ownership and Contribution to Operating Cash Reserve for each of the Units is as follows:

PURCHASE PRICE, PERCENTAGE OWNERSHIP AND CONTRIBUTION TO OPERATING CASH RESERVE

       NUMBER OF             UNIT                           UNIT PRICE              PERCENTAGE                 OPERATING
         UNITS            DESCRIPTION                                              OWNERSHIP OF               CASH RESERVE
                                                                                       UNIT                   CONTRIBUTION
           2              One Bedroom               $ 169,900                          1.325                   $ 662.50
                          Terrace Resort
                          Unit

          16              One Bedroom               $ 159,900                          1.247                   $ 623.50
                          Superior Resort
                          Unit

           2              One Bedroom 3rd           $ 157,900                          1.231                   $ 615.50
                          Floor Side View
                          Resort Unit

           2              One Bedroom               $ 154,900                          1.208                   $ 604.00
                          2nd Floor Side
                          View Resort Unit

           2              One Bedroom 1st           $ 152,900                          1.192                   $ 596.00
                          Floor Side View
                          Unit

          60              One Bedroom               $ 149,900                          1.169                   $ 584.50
                          Standard Resort
                          Unit


         ACQUISITION OF THE HOTEL SITE

         Southwind purchased the hotel site from Michael A. and M. Katherine DeJusto in 1998 for $2,341,500. Southwind financed its acquisition of the hotel site in part by borrowing $1,800,000 from First American Bank of Pensacola, N.A. The loan is evidenced by a promissory note dated April 16, 1998 and bears interest at the rate of 8% per annum. The loan is secured by a mortgage dated April 16, 1998. Payments of accrued interest only are payable quarterly. The principal amount together with accrued interest are payable on the maturity date, which is currently April 12, 1999. We expect to obtain an extension of the maturity date or to obtain financing sufficient to satisfy the land acquisition loan. Pursuant to our construction financing, the $1,800,000 land acquisition loan from First American will be combined with a construction loan from First American to Southwind when construction is ready to begin.

         In addition, Southwind financed a portion of the purchase price for the hotel site by issuing a promissory note in the amount of $541,500 in favor of Michael A. and M. Katherine DeJusto, together with a second mortgage on the hotel site. Payments of interest only at the rate of 10% per annum are due monthly. Additional interest at the rate of 10% per annum (which is not compounded) accrues on the principal balance remaining from time to time. Principal and any unpaid interest are due at the earlier of (i) the closing of 90% of the units, or (ii) August 17, 1999. In connection with the purchase of the hotel site, Southwind agreed to sell one first floor condominium unit to Michael A. DeJusto for $100,000. The $100,000 was withheld from the $1,800,000 cash portion of the purchase price and placed in escrow pending completion of the hotel. Furthermore, Southwind agreed to grant Michael A. DeJusto a right to purchase up to four Units of his choice at the prices the Units are sold in this offering.

                                     ALABAMA

         Tourism is Alabama's second largest industry and plays a significant economic role throughout the state. The growth of the tourism industry in Alabama is based on the following:

         -        Favorable climate
         -        Natural beauty
         -        Number and quality of hotels and championship golf courses
         -        Development of new tourist attractions
         -        Shopping
         -        Healthy economy
         -        Aggressive tourism development

         We believe that the above factors all contribute to the strong growth the tourism industry has experienced throughout Alabama. This growth makes Alabama an ideal location for a new hotel development. We have selected the Gulf Shores Market as a particularly attractive location for such development.

                             THE GULF SHORES MARKET

         GULF SHORES

         Alabama's Gulf Coast includes a 32-mile span of beautiful sandy, white beaches on the Gulf of Mexico, and is a popular vacation site. Gulf Shores is located in the southern tip of the state on the Gulf of Mexico approximately 60 miles southeast of Mobile, Alabama, a major port. Gulf Shores is best known for its beaches, beautiful golf courses, and mild climate. It is an incorporated town in Baldwin County, one of the state's fastest-growing areas. Tourist spending in Baldwin County totaled more than $1 billion in 1997, a fifth of the state's total. Approximately 22% of Alabama's tourism-related jobs are in Baldwin County.


         Gulf Shores is conveniently accessed by a major highways, and is serviced by a small local airport and regional airports in both Mobile, Alabama and Pensacola, Florida. Although Gulf Shores has four distinct seasons, it has a mild climate year round that is attractive to tourists as well as to permanent and seasonal residents. The annual mean temperature of the region is 76.1(degrees)F, with temperatures averaging 82(degrees)F in July and 53(degrees)F in January. The average annual precipitation for the region is 58 inches.

         The Gulf Shores Market and surrounding area also features eight fine golf courses and a regional outlet mall a few miles north in Foley, Alabama. Charter excursions for fishing and site seeing are available at several conveniently located marinas in the Gulf Shores area. The area has a large number of restaurants, retail stores and recreational facilities.

         Gulf State Park comprises 6,000 acres and lies just east of the city of Gulf Shores. The park has a camping area, a championship golf course and 700 acres of fresh water lake for water sports or fishing. Gulf State Park's main inland body of water, Lake Shelby, is the closest natural occurrence of fresh water to salt water in the world.

         MARKET OVERVIEW

         The following chart shows the monthly, seasonal and total revenues derived from taxable lodging rentals for hotels, motels and condominiums and rental homes that are rented on a short-term basis (less than 30 days) in Gulf Shores and adjacent Orange Beach, Alabama for the years 1995-1998. The variance for each category from the previous year, which is expressed as a percentage, is also shown.

------------------------------------------------------------------------------------------------------------------------------
                                                   TAXABLE LODGING RENTALS
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
   Month/Season                1995-96       Variance            1996-97       Variance            1997-98      Variance
------------------------------------------------------------------------------------------------------------------------------

     SEPTEMBER                $6,375,427          13.1%         $6,557,658           2.9%         $6,412,808           -2.2%
      OCTOBER                 $3,658,304           1.3%         $4,568,045          24.9%         $4,986,730            9.2%
     NOVEMBER                 $2,089,423          12.2%         $2,128,268           1.9%         $2,562,267           20.4%
       FALL                  $12,123,154           8.2%        $13,253,971           9.3%        $13,961,805            5.3%
------------------------------------------------------------------------------------------------------------------------------

     DECEMBER                 $1,180,999          -3.0%         $1,328,402          12.5%         $1,268,602           -4.5%
      JANUARY                 $1,092,123           1.6%         $1,281,461          17.3%         $1,489,259           16.2%
     FEBRUARY                 $1,941,941          -0.9%         $2,393,948          23.3%         $2,397,748           20.0%
      WINTER                  $4,215,062          -0.9%         $5,003,811          18.7%         $5,155,609            3.0%
------------------------------------------------------------------------------------------------------------------------------

       MARCH                  $5,363,916           5.0%         $6,832,714          27.4%         $5,775,341          -15.5%
       APRIL                  $7,805,694           5.8%         $7,666,209          -1.8%         $9,713,109           26.7%
        MAY                   $9,203,773           8.8%        $10,597,617          15.1%        $11,855,903           11.9%
      SPRING                 $22,373,383           6.9%        $25,096,540          12.2%        $27,344,353            9.0%
------------------------------------------------------------------------------------------------------------------------------

       JUNE                  $18,040,618          19.5%        $19,298,048           7.0%        $22,059,914           14.3%
       JULY                  $22,094,438          17.8%        $19,577,682         -11.4%        $27,192,566           38.9%
      AUGUST                 $14,776,622          33.3%        $15,779,301           6.8%        $15,664,886           -0.7%
      SUMMER                 $54,911,678          22.2%        $54,655,031          -0.5%        $64,917,366           18.8%
------------------------------------------------------------------------------------------------------------------------------

      ANNUAL                 $93,623,277          15.1%        $98,009,353           4.7%       $111,379,132           13.6%
------------------------------------------------------------------------------------------------------------------------------

         This information was provided by the Alabama Gulf Coast Convention & Visitors Bureau. The source for the information is the City of Gulf Shores Revenue Department.

         DEVELOPMENT ACTIVITY

         The hotel is the only hotel currently being developed in Gulf Shores of which Southwind is aware. The limited development activity results from lack of available beachside property and the high cost of land that is available. Due to these barriers to entry, there have been only three hotels that have opened in the Gulf Shores Market in the past two years, adding a total of 199 hotel rooms to the market.

         COMPETITION

         The success of the hotel will be determined by, among other things, its location, quality of accommodation and room rate structure. The hotel will compete with existing and future hotels and short-term (less than a 30 day stay) home and condominium rentals in the Gulf Shores Market and surrounding areas. There are approximately 1,124 hotel rooms (excluding the hotel) in the Gulf Shores Market. Of these rooms, 199 hotel rooms have been added to the market since 1998. Competition in the future may be affected by changes in the hotel and short-term home and condominium rental market in Gulf Shores, changes in local or regional population patterns, changes in disposable income characteristics, changes in travel patterns and preferences, and periodic over-building that can adversely affect patronage levels.

         THE COMPETITIVE SET

         For the purpose of the Hotel Operating Agreement, Southwind has designated the following five hotels in the Gulf Shores Market as the Competitive Set: the Holiday Inn of Gulf Shores, the Quality Inn of Gulf Shores, the Light House Resort, the Oleander Hotel and Young's By The Sea. See "The Hotel Operator -- Management of the Hotel and the Rental Pool." These hotels are expected to directly compete with the hotel. The factors considered in determining the Competitive Set included the number of rooms; quality and value of overall facilities and amenities; character and style of the hotel; rate structure and market position; and location factors such as direct beach frontage. The following chart sets forth the characteristics of the hotels in the Competitive Set, together with those of the hotel:

Property                                         Year             No. of                         Facilities
--------                                        Opened             Rooms                         ----------
                                                ------            ------
Holiday Inn Gulf Shores                      Before 1989            118         Full-service beachside hotel, meeting
                                                                                rooms, suites, jacuzzi (29 kitchenettes
                                                                                units)

Lighthouse                                   Before 1989            200         Extended-stay beachside hotel, indoor
                                                                                and outdoor heated pool (10 full
                                                                                kitchens, 140 kitchenettes units)
Oleander Hotel                               Before 1989            90          Limited-service beachside hotel, pool
                                                                                (33 full kitchens)

Quality Inn                                  Before 1989            155         Full-service beachside hotel, indoor
                                                                                heated pool, suites (48 kitchen units)

Young's By The Sea                           Before 1989            112         Extended-stay beachside hotel, suites,
                                                                                full kitchens, outdoor pool (77 full
                                                                                kitchen units)

Beachside All-Suites Hotel                   Not opened             84          Extended-stay beachside hotel, suites,
                                                                                (84 full kitchens), outdoor heated pool

         Innisfree also operates Young's By The Sea and has data available showing its historical performance. Its has been closed since September 1998 due to hurricane damage but is expected to reopen sometime in 2000. Although Young's By The Sea is similar to the hotel in some respects, it differs in a number of major respects. Thirty-five of its 112 rooms do not have kitchens and are not extended-stay rooms. In addition, twenty-eight of the rooms have inferior locations and views. Young's By The Sea is also more than 30 years old and has no elevator. The historical performance of Young's By The Sea, for the years 1996 and 1997 was as follows:

         Year     Number of Rooms     Revenue      Occupancy      ADR*
         ----     ---------------     -------      ---------      ----
         1996           112          $1,521,751      54.11%      $68.79
         1997           112          $1,707,136      58.02%      $71.98


* ADR is average daily rate, which is determined by dividing the hotel room revenue by the total number of rooms rented.

         RESORT MARKET SEASONALITY

         The Gulf Shores resort market is affected by seasonality with demand fluctuating at different levels throughout the year. The severity of demand fluctuation has decreased in recent years as a result of the increasing popularity of the area year-round. Much of the area's outdoor recreational activities, including golf, beach activities, bird watching and deep-sea fishing, are available on a year-round basis. Specifically, the peak season extends from June through August. During peak periods, occupancy in Gulf Shores ranges from 80% - 95%. As a result, the resort market experiences numerous fill nights (periods in which the market is at capacity) during the peak seasons.

         The "shoulder" seasons are September through October and March through May. Occupancy percentages generally range from approximately 50% to approximately 70% during these periods. Group meetings and winter "snowbird" demand bolster midweek occupancies, with individual tourist demand occurring primarily on the weekends. The resort market experiences numerous fill nights on the weekends during the shoulder seasons. The low season is November through February. Market occupancy ranges from 30% - 50% during this period.

         UNSATISFIED DEMAND

         As a result of significant tourist activity, the Gulf Shores Market experiences high levels of unsatisfied demand during certain times of the year. Unsatisfied demand means that demand cannot be accommodated in the direct market area due to facility size or capacity constraints. Unsatisfied demand exists whenever a market experiences periods of 100% occupancy. As a result of seasonality, unsatisfied demand can exist even though the average annual occupancy for the market is less than 100%. The level of unsatisfied demand is important when considering the potential support for new hotel development in a particular area. We believe that unsatisfied demand will continue because of limited beachside hotel developments in the Gulf Shores Market.

         MARKET DEMAND

         The overall demand for lodging accommodations in the Gulf Shores Market is generated primarily by two market segments: individual leisure and group meetings. Based on information obtained through interviews with Gulf Shores hotel operators, it is estimated that the commercial demand segment comprised only approximately 3% of the total number of hotel rooms rented in the Gulf Shores market in 1998 due to the minimal commercial activity in Gulf Shores. Southwind does not expect a substantial amount of business from commercial travelers.

         INDIVIDUAL LEISURE

         The "individual leisure" market segment consists of tourists requiring accommodations in the area for general sightseeing, weekend "get-aways", local festivals and a variety of recreational and special events throughout the year. This demand segment is strongest in the spring and summer. Individual leisure demand is characterized by multiple occupancy and therefore higher rates are applicable. Based on information obtained through interviews with Gulf Shores hotel operators we estimate that this market segment accounted for approximately 80% of the total hotel rooms rented in the Competitive Set in Gulf Shores in 1998. We believe that individual leisure travelers generally select accommodations based on the following factors:

         -        Proximity to the beach
         -        Relationship to the central business district
         -        Aesthetic appeal of surrounding area
         -        Proximity to area attractions
         -        Overall quality of the facilities
         -        Quality and variety of recreational facilities
         -        Value offered
         -        Name identity or affiliation and reputation

         GROUP MARKET

         Group meeting demand is typically composed of smaller regional or state associations, small businesses and state government. Corporate meeting business consists primarily of executive or incentive retreats and conferences. Group demand in the Gulf Shores Market typically peaks during March-April and September-October. Based on information obtained through interviews with Gulf Shores hotel operators, we estimate that group meeting demand accounted for approximately 17% of the total hotel rooms rented in the Gulf Shores Market in 1998 by the hotels in the Competitive Set.

         We believe there has been support from the group market in the past in the Gulf Shores Market, and that there is a significant opportunity for new group-oriented hotel business in the Gulf Shores Market. Currently, only a few of the properties competitive with the hotel specifically cater to the group demand segment. The hotel does not provide meeting rooms or conference facilities.

         PREMIER LOCATION

         Located one block from Highway 59, the hotel will be the closest beachside hotel to the main artery into the Gulf Shores Market. Highway 59 provides direct access to the interstate highway system. In addition, with its nine-story structure, the hotel will be the most visible building in the Gulf Shores central business district. As a result of its location and visibility, the hotel will occupy a premiere location in relation to other hotels in Gulf Shores. There could be future highway construction that may provide more desirable access to the Gulf Shores Market, thereby diverting traffic from Highway 59. We cannot assure you that the hotel will be the closest hotel to the main artery into the Gulf Shores Market in the future.

         ESTIMATED PERFORMANCE FOR THE HOTEL

         MARKET PENETRATION

         Our estimates of operating results for Beachside All-Suites Hotel are predicated on a number of assumptions relating to conditions in the Gulf Shores Market, the physical characteristics of the hotel and its location. We considered the following factors in estimating the hotel's future performance:

         -        The location of the hotel in relation to the other hotels
         - The beachside location o All suites will have private balconies
         -        The hotel will be a newly-constructed property
         - The estimated mix of demand for the hotel o The estimated rate structure for the hotel
         -        The impact of potential new hotel and condominium developments
         - The relative experience of the management companies operating hotels and condominiums in the Gulf Shores Market

         DEMAND

         Southwind estimates that the leisure market will account for approximately 80% of the occupied rooms in the hotel during a stabilized year of operations and that the group market will account for the remaining demand.

         Southwind expects the following factors to contribute to the hotel's ability to attract leisure travelers and groups:

         -        Unsatisfied demand during the peak season
         -        The all-suites format of the hotel
         -        A competitive rate structure
         -        The yield management techniques used by the hotel operator
         -        The suite's capacity to sleep six persons
         -        The hotel's premiere, beachside location

         OCCUPANCY

         As indicated in the below table, we estimate that the hotel's occupancy will increase from 59.3% in year one to 63.8% in year three of operations. Beyond year three, the hotel is estimated to operate at a more stabilized level of 66% to 70%.

         The relatively low occupancy rate in the first year of operation is not unusual for a new hotel entering a market. The period between when a hotel opens and when it reaches stabilization can vary substantially depending on the type of hotel, its physical characteristics, its location, its market mix, and prevailing market conditions.

         The determinations of the occupancy rate upon opening and the period necessary to reach stabilization are subjective and are based on all of the factors discussed regarding the hotel facilities, the impact of new supply (including the impact of the hotel), and market conditions. No one factor is determinative and no particular weight is assigned to any one factor.

         The following table sets forth the resulting occupancy estimates for the hotel during its first full three calendar years of operation:

YEAR                            ESTIMATED                  ESTIMATED                   TOTAL                   ESTIMATED
----                          OCCUPIED ROOM              OCCUPIED ROOM               ESTIMATED                 OCCUPANCY
                             NIGHTS: LEISURE             NIGHTS: GROUP             OCCUPIED ROOM              RATE FOR THE
                                 SECTOR                      SECTOR                    NIGHTS                    HOTEL
                             ---------------             -------------             -------------              ------------
Year 1 (2001)                    14,545                      3,091                     18,181                    59.3%
Year 2 (2002)                    15,207                      3,232                     19,009                    62.0%
Year 3 (2003)*                   15,649                      3,325                     19,561                    63.8%

*        Forecasted first year of stabilized operating performance

         AVERAGE DAILY RATE (ADR)

         The ADR is the total room revenue divided by the total number of rooms rented. The ADR is driven by the yield management concept used by Innisfree to obtain the maximum rate and the maximum occupancy for each room on a daily basis, based on demand. We used the ADR of Young's By The Sea to determine the methodology for deriving an ADR for Beachside All-Suites Hotel.

         CONCLUSION

         We believe that the Gulf Shores lodging market will experience continued growth into the foreseeable future. Factors contributing to the strength of the market and its overall potential growth are:

         -        Projected growth of tourism throughout the Alabama region
         - Increased desirability of Gulf Shores for group meeting planners
         -        Local municipal commitment to aggressive marketing
         -        Positive economic trends within Alabama
         - Enhanced interest in the Alabama Gulf Coast as a resort and golf destination
         - Steady trend of growth in lodging revenues for the past three years
         -        Continued growth in the low season demand

         We believe that the hotel, with its larger one-bedroom, one and a half bath suites with fully-equipped kitchens, a built-in bunk-bed area and private balconies that overlook the Gulf of Mexico will provide an attractive alternative to standard hotel guest rooms. We also believe that the hotel's quality and premiere location will position the hotel to attract individual leisure and group travelers in the Gulf Shores Market. In addition, the hotel will be newer than most of other hotels and condominiums in the Gulf Shores Market. Based on all of these factors, we believe the hotel is well positioned to perform as indicated.

                   BASIS FOR FORECASTS AND SUMMARY OF SELECTED
                              FINANCIAL PERFORMANCE

         The following represents a summary of selected financial performance of a typical one-bedroom standard resort Unit, first floor side view resort unit, second floor side view resort unit, third floor side view resort unit and the terrace resort unit for the first full three years of operations and is derived from the Forecasts appearing on page F-l. This summary of selected financial performance should be read in conjunction with the Forecasts, which includes the assumptions underlying the Forecasts and related notes.

         The Forecasts include a three-year forecast of the financial performance of the hotel and, by applying the allocable percentage to the correct unit type, a three-year forecast of financial performance for the Owners of each of the typical Units illustrated. Southwind has prepared the Forecasts based upon its inquiry as set forth and based upon the stated assumptions, which it believes are reasonable. While Southwind believes it has taken into consideration all factors that can affect the overall economic performance of the hotel, there are a number of critical factors that can cause actual performance, especially when related to the hotel industry, to vary with that of a forecast. These factors include, but are not limited to, (a) projected occupancy rate; (b) projected average daily room rate; (c) the effect of competition; (d) general economic environment; (e) strength of the tourist sector of the economy; (f) assumptions regarding the effects of inflation on both revenue and expenses; and (g) weather conditions.

         Investors should recognize that there can be no assurance that the assumptions will prove correct or that actual results will not differ from the results forecasted. Actual results may vary materially because events and circumstances frequently do not occur as expected. Investors are encouraged to consult with their own advisors with respect to the assumptions upon which the forecasts are based and are encouraged to review the discussion of risk factors regarding the hotel and its operations set forth under the heading "Risk Factors."

                                         TYPICAL ONE-BEDROOM STANDARD RESORT UNIT ($149,900)

                                                   YEAR 1                      YEAR 2                      YEAR 3
                                          (Year ending Dec 31, 2001)  (Year ending Dec 31, 2002)  (Year ending Dec. 31, 2003)

Average Occupancy                                   59.3%                        62%                        63.8%

Average Occupancy required to achieve               29.6%                        31%                       32.53%
  break-even before Debt Service (1)

ADR                                                $117.21                     $120.94                     $126.12

Revenue Per Room                                   $25,284                     $27,277                     $29,271

Net distributable cash flow assuming no            $13,203                     $13,971                     $14,700
  personal usage

Net distributable cash flow assuming 14            $11,313                     $12,081                     $12,810
  days personal usage (2)

Net after debt service cash flow                   $3,141                      $3,909                      $4,638
  assuming no personal usage (3)(4)

Net after debt service cash flow                   $1,251                      $2,019                      $2,748
  assuming 14 days personal usage
  (2)(3)(4)

                                   TYPICAL ONE-BEDROOM 1st FLOOR SIDE VIEW RESORT UNIT ($152,900)

                                                   YEAR 1                      YEAR 2                      YEAR 3
                                          (Year ending Dec 31, 2001)  (Year ending Dec 31, 2002)  (Year ending Dec. 31, 2003)
Average Occupancy                                   59.3%                        62%                        63.8%

Average Occupancy required to achieve               29.6%                        31%                       32.53%
  break-even before Debt Service (1)

ADR                                                $117.21                     $120.94                     $126.12

Revenue Per Room                                   $25,790                     $27,823                     $29,857

Net distributable cash flow assuming no            $13,467                     $14,251                     $14,994
  personal usage

Net distributable cash flow assuming 14            $11,577                     $12,361                     $13,104
  days personal usage (2)

Net after debt service cash flow                   $3,204                      $3,988                      $4,731
  assuming no personal usage (3)(4)

Net after debt service cash flow                   $1,314                      $2,098                      $2,841
  assuming 14 days personal usage
  (2)(3)(4)

(1) Assumes the forecasted ADR is achieved, the ratio of each type of revenue to total revenue remains constant, the ratio of departmental expenses to departmental revenue remains constant, and undistributed and fixed expenses remain constant as to dollar amounts. To illustrate the effect of lower ADR, if ADR is 15% less than forecasted, the occupancy to break-even would have to increase between 8% to 10%.
(2) Assumes that Owner usage has been calculated by multiplying 14 days times $135 ADR per day for all three years. The cleaning charges to the Owner have been ignored for purposes of this calculation.
(3) Assumes debt service of 80% of the purchase price at interest rate of 7.5% with a 30 year amortization.
(4)      Before real estate taxes.

                          TYPICAL ONE-BEDROOM 2nd FLOOR SIDE VIEW RESORT UNIT ($154,900)

                                                   YEAR 1                      YEAR 2                      YEAR 3
                                          (Year ending Dec 31, 2001)  (Year ending Dec 31, 2002)  (Year ending Dec. 31, 2003)
Average Occupancy                                    62%                        63.8%                       65.6%

Average Occupancy required to achieve               29.6%                        31%                       32.53%
  break-even before Debt Service (1)

ADR                                                $117.21                     $120.94                     $126.12

Revenue Per Room                                   $26,128                     $28,187                     $30,247

Net distributable cash flow assuming no            $13,664                     $14,437                     $15,190
  personal usage

Net distributable cash flow assuming 14            $11,754                     $12,547                     $13,300
  days personal usage (2)

Net after debt service cash flow                   $3,246                      $4,039                      $4,792
  assuming no personal usage (3)(4)

Net after debt service cash flow                   $1,356                      $2,149                      $2,902
  assuming 14 days personal usage
  (2)(3)(4)

                          TYPICAL ONE-BEDROOM 3rd FLOOR SIDE VIEW RESORT UNIT ($157,900)

                                                   YEAR 1                      YEAR 2                      YEAR 3
                                          (Year ending Dec 31, 2001)  (Year ending Dec 31, 2002)  (Year ending Dec. 31, 2003)
Average Occupancy                                   59.3%                        62%                        63.8%

Average Occupancy required to achieve               29.6%                        31%                       32.53%
  break-even before Debt Service (1)

ADR                                                $117.21                     $120.94                     $126.12

Revenue Per Room                                   $26,634                     $28,732                     $30,833

Net distributable cash flow assuming no            $13,908                     $14,717                     $15,484
  personal usage

Net distributable cash flow assuming 14            $12,018                     $12,827                     $13,594
  days personal usage (2)

Net after debt service cash flow                   $3,309                      $4,118                      $4,885
  assuming no personal usage (3)(4)

Net after debt service cash flow                   $1,419                      $2,228                      $2,995
  assuming 14 days personal usage
  (2)(3)(4)

(1) Assumes the forecasted ADR is achieved, the ratio of each type of revenue to total revenue remains constant, the ratio of departmental expenses to departmental revenue remains constant, and undistributed and fixed expenses remain constant as to dollar amounts. To illustrate the effect of lower ADR, if ADR is 15% less than forecasted, the occupancy to break-even would have to increase between 8% to 10%.
(2) Assumes that Owner usage has been calculated by multiplying 14 days times $135 ADR per day for all three years. The cleaning charges to the Owner have been ignored for purposes of this calculation.
(3) Assumes debt service of 80% of the purchase price at interest rate of 7.5% with a 30 year amortization.
(4)      Before real estate taxes.

                                TYPICAL ONE-BEDROOM SUPERIOR RESORT UNIT ($159,900)

                                                   YEAR 1                      YEAR 2                      YEAR 3
                                          (Year ending Dec 31, 2001)  (Year ending Dec 31, 2002)  (Year ending Dec. 31, 2003)
Average Occupancy                                   59.3%                        62%                        63.8%

Average Occupancy required to achieve               29.6%                        31%                       32.53%
  break-even before Debt Service (1)

ADR                                                $117.21                     $120.94                     $126.12

Revenue Per Room                                   $26,971                     $29,096                     $31,223

Net distributable cash flow assuming no            $14,084                     $14,903                     $15,680
  personal usage

Net distributable cash flow assuming 14            $12,194                     $13,013                     $13,790
  days personal usage (2)

Net after debt service cash flow                   $3,351                      $4,170                      $4,947
  assuming no personal usage (3)(4)

Net after debt service cash flow                   $1,461                      $2,280                      $3,057
  assuming 14 days personal usage
  (2)(3)(4)

                                TYPICAL ONE-BEDROOM TERRACE RESORT UNIT ($169,900)

                                                   YEAR 1                      YEAR 2                      YEAR 3
                                          (Year ending Dec 31, 2001)  (Year ending Dec 31, 2002)  (Year ending Dec. 31, 2003)
Average Occupancy                                   59.3%                        62%                        63.8%

Average Occupancy required to achieve               29.6%                        31%                       32.53%
  break-even before Debt Service (1)

ADR                                                $117.21                     $120.94                     $126.12

Revenue Per Room                                   $28,658                     $30,916                     $33,176

Net distributable cash flow assuming no            $14,965                     $15,835                     $16,661
  personal usage

Net distributable cash flow assuming 14            $13,075                     $13,945                     $14,771
  days personal usage (2)

Net after debt service cash flow                   $3,561                      $4,431                      $5,257
  assuming no personal usage (3)(4)

Net after debt service cash flow                   $1,671                      $2,541                      $3,367
  assuming 14 days personal usage
  (2)(3)(4)

(1) Assumes the forecasted ADR is achieved, the ratio of each type of revenue to total revenue remains constant, the ratio of departmental expenses to departmental revenue remains constant, and undistributed and fixed expenses remain constant as to dollar amounts. To illustrate the effect of lower ADR, if ADR is 15% less than forecasted, the occupancy to break-even would have to increase between 8% to 10%.
(2) Assumes that Owner usage has been calculated by multiplying 14 days times $135 ADR per day for all three years. The cleaning charges to the Owner have been ignored for purposes of this calculation.
(3) Assumes debt service of 80% of the purchase price at interest rate of 7.5% with a 30 year amortization.
(4)      Before real estate taxes.

                               THE HOTEL OPERATOR

         The hotel will be managed and operated by Innisfree Hotels, Inc., which is based in Gulf Breeze, Florida. Innisfree has been in business for more than 14 years and owns and operates 11 hotel properties throughout the southeastern United States and Arizona. Innisfree currently has more than 1,100 guest rooms under management. Two of the Innisfree properties, the Days Inn Hotel in Orange Beach, Alabama and Young's By The Sea in Gulf Shores, Alabama, are beachside hotels located in the Gulf Shores Market. Julian B. MacQueen founded Innisfree in 1985 and has served as its Chairman and Chief Executive Officer since that time. Mr. MacQueen also owns 64% of the equity interest of Southwind.

         MANAGEMENT OF THE HOTEL AND THE RENTAL POOL

         The hotel operator will manage the hotel and the rental pool and maintain the hotel on behalf of the Owners pursuant to the Hotel Operating Agreement. The following discussion of the Hotel Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the Hotel Operating Agreement together with all attachments and exhibits to the Hotel Operating Agreement, which is filed as an Exhibit to the Registration Statement.

         MANAGEMENT OF THE RENTAL POOL

         Participation for all Unit Owners in the rental pool in accordance with the Hotel Operating Agreement is mandatory. In addition, any Units that have not been sold by Southwind will be placed in the rental pool. A Unit will automatically be placed in the rental pool except when the Unit is reserved for use by the Owner. Each Owner appoints the hotel operator as his exclusive agent for management of the rental pool and the bookings of the Owner's Unit and agrees to honor and be bound by the rental booking of his Unit made by the hotel operator in accordance with the Hotel Operating Agreement. Units may not be used for any purpose other than as hotel suites in accordance with the Hotel Operating Agreement, the Declaration and other condominium documents governing the hotel. The hotel operator has complete discretion to establish Unit rental rates including offering the use of Units at low promotional rental rates and offering Units on a complimentary basis from time to time to guests of the hotel.

         The initial operating period of the rental pool will commence on the date that the hotel is opened by the hotel operator for business as a hotel in the hotel operator's hotel system and will conclude on December 31 in that year. Thereafter, operating periods for the rental pool will run 12 months based on the calendar year.

         OWNERS' USE OF UNITS

         United States tax laws permit an Owner to deduct his expenses associated with owning a Unit only if he uses the Unit no more than 14 days per year. Therefore the Hotel Operating Agreement requires that AN OWNER MAY ONLY USE HIS UNIT FOR A TOTAL OF 14 DAYS PER CALENDAR YEAR. See "Certain Federal and State Income Tax Aspects - Tax Consequences of Rental Pool to Owners - Section 280A." If an Owner reserves the use of his Unit for a stay which commences at or after 2:00 p.m. on a Friday or a Saturday, the Owner must reserve the Unit for a minimum two night stay. An Owner may use his Unit no more than four times a year with respect to two or three night stays that commence at or after 2:00 p.m. on a Friday or a Saturday. The Owner must reserve the use of his Unit by written notice to the hotel operator no less than four months prior to the date the Owner intends to use the Unit. However, an Owner may request the use of his Unit on less than four months notice on an "as available" basis. If an Owner does not use all of his allotted days in a calendar year, he will not be entitled to accumulate the unused days for use in any subsequent year. Furthermore, if an Owner reserves the use of his Unit, but does not use the Unit at the reserved time, unless the Unit is made available for rental to the public and the Owner has canceled the reservation with the approval of the hotel operator no less than 30 days prior to the Owner's scheduled use, the Owner will nonetheless be deemed to have used the Unit, and the Unit will not be deemed to be in the rental pool for the benefit of such non-canceling Owner for the reserved time. An Owner will be required to pay a mandatory room cleaning charge in connection with the use of his Unit. In addition, an Owner will pay the standard charges established by the hotel operator for, among other amenities, long distance telephone calls, movie rentals, vending machine charges; charges for use of any recreational facilities located off the hotel Premises pursuant to Agreement with third parties, and the purchase of other goods and services at the hotel. All of the furniture, fixtures and equipment located in and around the hotel (excluding any such items located in a Unit) will be owned collectively by the Owners. Any furniture, fixtures and equipment located within a Unit will be owned by the Owner of the Unit but cannot be removed or changed except as set forth in the Hotel Operating Agreement.

         ALLOCATION OF REVENUE AND EXPENSES

         The Hotel Operating Agreement describes the manner in which income from Unit rentals is divided among the Owners. For each day that a Unit is in the rental pool, the Owner of that Unit will be entitled to share in the gross revenue from the operation of the hotel, regardless of whether the Owner's Unit generated rental income on that particular date. An Owner's allocable share of the gross revenue will be determined based on the percentage interest of the Unit as set forth in Annex A and in the Declaration.

         An Owner's allocable share of revenue for a day in which the Owner's Unit is in the rental pool (not reserved for use by the Owner) will be determined according to the following formula:

                                    (% Interest of the Unit)
     (Gross Revenue for the Day) X  ---------------------------------------
                                    (the sum of the % Interests of Units in
                                    rental pool that day)

         Each Owner will be responsible for his allocable share (as determined under the Declaration) of all hotel expenses and other costs attributable to the Owners under the Hotel Operating Agreement. An Owner will be responsible for his allocable share of the costs attributable to the Owners for each day that the hotel is operating, regardless of whether the Owner's Unit is in the rental pool on any particular day. The Owners bear all of the costs and expenses of operating, maintaining and repairing the hotel, the hotel grounds and the contents of the hotel. These costs include, for example: (i) repair and maintenance of hotel buildings, grounds, furniture, fixtures and equipment located at the hotel; (ii) purchasing all supplies including linens, and cleaning products necessary for the operation of the hotel; (iii) costs associated with hiring, firing and compensating employees necessary to staff the hotel; (iv) fees paid to the hotel operator; (v) utilities and insurance; and
(vi) marketing and promotion expenses, reservation fees and travel agent commissions.

         DIRECT EXPENSES OF OWNERS

         Each Owner will be personally responsible for the payment of all property taxes applicable to his Unit and contents, amounts owed under any financing of the Unit, and all assessments made by the Condominium Association. The amount of property taxes to be paid by each Owner will be determined annually by the Baldwin County Assessor's Office. Property taxes will be assessed against each Owner as of the date the Unit is purchased by the Owner. Southwind's estimate of taxes is based on application of 1995 tax rates to such property. The actual tax may differ from the projected amount when actually assessed. Subsequent transfers of one or more Units may cause further reassessments of one or more Units and tax increases. Property taxes may increase for all Owners even in years in which no reassessment from any sale or transfer occurs.

         RENTAL POOL REPORTS

         For each calendar month, the hotel operator will prepare detailed statements of operations that describe, among other things, the gross revenue from the hotel, hotel operating expenses, capital expenditures, reserves, and the amount, if any, distributable to an Owner for that month. A summary of these statements of operations will be mailed to each Owner no later than the 25th day following the end of each calendar month. The hotel operator will also prepare and mail to each Owner within 75 days after the end of an operating year statements of operations for the entire operating year and individual statements relative to each Owner's Unit. The individual statements will serve as the basis for reporting to the Internal Revenue Service and other appropriate taxing authorities.

         DISTRIBUTIONS FROM RENTAL POOL

         The amount distributable to an Owner will be computed each month by subtracting the following amounts from the Owner's share of gross revenue from hotel operations: (i) the Owner's share of hotel operating expenses; (ii) the Owner's share of amounts necessary to fund or replenish operating and capital expenditure reserves, make capital lease payments, if any, and pay the hotel operator's Incentive Fee, if any; (iii) the Owner's share of capital expenditures exceeding amounts paid out of the appropriate reserve; (iv) the Owner's share of repayment expenses in connection with a previous operating shortfall, if any, (see "Shortfalls" below) after depletion of reserves (see "Reserves" below); (v) any assessment payable by the Owner pursuant to the Declaration; (vi) expenses associated with an Owner's personal use of the hotel (for example, the cleaning charge); (vii) bed taxes and other similar taxes imposed or collected in connection with the use of the hotel by the hotel patrons; (viii) withholding taxes, if applicable; (ix) and any other amounts payable by the Owner to Innisfree pursuant to the Hotel Operating Agreement.

         The amount distributable to an Owner, if any, will be sent to the Owners with the monthly financial summary (see, "Rental Pool Reports" above). Alternatively, the hotel operator, in consultation with the Board of Directors, may prepare a reasonable estimate of the amount distributable to the Owners on an annual basis and distribute to the Owners the estimated amount, less an amount (not to exceed 20%) established by the hotel operator for seasonal working capital requirements, in 12 equal monthly installments. If the hotel operator elects to distribute an estimated amount, at the end of the operating year the hotel operator will calculate the actual amount distributable to each Owner and pay to each Owner the balance of the amount, if any, distributable for that operating year. This last payment will be sent after the end of the operating year with the annual financial statements.

         RESERVES

         An operating cash reserve in the amount of $50,000 will be established when the hotel commences operations. Upon the closing of the purchase of a Unit, the Unit Owner will be required to contribute to the operating cash reserve an amount indicated on the Schedule of Purchase Prices on Page 21. This reserve will be available to the hotel operator for working capital in connection with the operation of the hotel commencing in the second year of operations. Additionally, a reserve will be established for capital expenditures for repair and replacement of the hotel premises and repair and replacement of furniture, fixtures and equipment at the rate of 1% of gross revenue beginning in year one of operations and increasing by 1% of gross revenue per year in each of the next four years until reaching 5% of gross revenues for the fifth operating year and subsequent years. This reserve will increase each year through year five. The amount of the reserve for years two through five are as follows: 2% in year 2; 3% in year 3; 4% in year 4 and 5% in year 5 and beyond.

         SHORTFALLS

         If at any time the funds derived from the operations of the hotel (including established reserves) are not sufficient to pay when due all expenses incurred in connection with the operation of the hotel, capital expenditures or other amounts for which the Owners are liable (such as may occur from time to time as a result of, among other causes, seasonal fluctuations in the use of the hotel by Owners and other patrons), the hotel operator may require each Owner to remit to the hotel operator his allocable share of the shortfall. The hotel operator may elect, but is not obligated, to advance the shortfall and obtain repayment of the shortfall, plus interest accruing at the designated prime rate plus 2%, out of the cash flow from the operations of the hotel.

         HOTEL OPERATOR MAY RELY UPON ACTS OF BOARD OF DIRECTORS

         The Board of Directors of the Condominium Association elected in accordance with the provisions of the Declaration will represent the Owners in certain respects concerning the hotel operator. See "Summary of Declaration and Related Documents - - The Condominium Association - Board of Directors". All of the Owners will be bound by the acts of the Board of Directors on behalf of the Owners and the hotel operator will be entitled to rely upon the acts of the Board of Directors as the authorized acts of the Owners. The hotel operator has agreed to meet with the Board of Directors on behalf of the Owners.

         MANAGEMENT OF THE HOTEL

         The hotel operator will perform, on an exclusive basis, all duties and obligations within the scope of the management, maintenance, and marketing of the hotel. The hotel operator will, among other things, use all reasonable efforts to maintain and operate the hotel substantially in accordance with the standards of the Competitive Set hotel, market and sell the rental use of the Units, furnish bookkeeping, inventory control, reservations, marketing and advertising services, direct, in consultation with the Board of Directors, litigation in respect of the hotel, supervise the use of the hotel by guests and Owners, hire, train, terminate and perform other managerial functions with respect to the staff necessary to the operation of the hotel, and obtain for itself and on behalf of the Owners all insurance, licenses and permits necessary to the operation of the hotel. The hotel operator may make, at the Owners' expense, but subject to the then current approved operating plan and budget and other limitations, reasonable changes to the hotel.

         The hotel operator will prepare, on or before December 1 of each year, an annual budget for the operation of the hotel during the following operating year. The annual budget will be subject to the reasonable approval of the Board of Directors of the Condominium Association and a summary of the budget will be sent to all of the Owners after it has been approved by the Board of Directors. Disputes regarding the budget will be resolved by arbitration.

         The hotel operator will obtain and maintain, as an operating expense of the hotel, public liability, fire and casualty, business interruption, workmen's compensation and other insurance reasonably necessary to the operation of the hotel, naming the Owners, the hotel operator and the Condominium Association as insureds. With regard to the possible liability of the Owners, see "Risk Factors-Insurance."

         Under the Hotel Operating Agreement, the hotel operator may, in its discretion, assign all or a portion of its rights and obligations under the Hotel Operating Agreement to an affiliate of the hotel operator or any successor in interest to the hotel operator.

         FEES PAID TO HOTEL OPERATOR

         As a compensation for its services provided under the Hotel Operating Agreement, the hotel operator will be paid various fees. The hotel operator's fees will be paid out of the gross revenues of the hotel. The hotel operator will receive annually a Base Fee of 5% of gross revenues payable in monthly installments. The hotel operator will receive an Incentive Fee in varying percentages of the hotel's net distributable income. In 2001, the Incentive Fee will be 15% of the net distributable income in excess of $1,252,978 and less than $1,384,522 plus 30% of net distributable income in excess of $1,252,978. In 2002 the Incentive Fee will be 15% of the net distributable income in excess of $1,252,978 and less than $1,384,522 plus 25% of net distributable income in excess of $1,384,522. In 2003 through 2005 it will be 12% of the net distributable income in excess of $1,252,978 and less than $1,384,522 plus 22.5% of the net distributable income in excess of $1,384,522. In 2006 and thereafter it will be 10% of the net distributable income in excess of $1,252,987 and less than $1,384,522 plus 20% of the net distributable income in excess of $1,384,522. The hotel operator will also receive reimbursement for marketing and reservations system costs incurred in connection with the operation of the hotel. The hotel operator will also be paid a monthly Accounting Fee in the amount of $30.00 per month per Unit. In addition, the hotel operator will be entitled to be reimbursed for costs incurred by the hotel operator in connection with special promotional programs, training materials, travel by head office personnel and others on matters directly involving the hotel, and other similar expenses. The hotel operator may retain an affiliate or division as a consultant to perform technical services in connection with any substantial remodeling, repairs, construction or other capital improvements to the hotel and the hotel operator will be entitled to be compensated by the Owners for such services.

         TERMINATION OF HOTEL OPERATOR

         The appointment of the hotel operator under the Hotel Operating Agreement will run continuously from the date that the hotel is opened for business as a hotel in the hotel operator's hotel system until December 31, 2014, unless earlier terminated. The appointment of the hotel operator may be renewed for two additional terms of 5 years each if certain conditions are satisfied or by agreement of the Owners and the hotel operator. If the Owners fail to make or authorize the hotel operator to make capital expenditures without which the hotel cannot be operated substantially in accordance with the standards of the Competitive Set, the hotel operator may terminate its appointment under the Hotel Operating Agreement upon 60 days' prior notice to the Board of Directors of the Condominium Association. The appointment of the hotel operator under the Hotel Operating Agreement may be terminated by a vote of 75% of the Units entitled to vote on the matter if the hotel operator is in default under the Hotel Operating Agreement and the hotel operator fails to cure the breach within the required time. In addition, because the Hotel Operating Agreement will be entered into before the Board of Directors elected by the Unit Owners takes office, the Condominium Association may have the right to terminate the Hotel Operating Agreement under Alabama Law.

         SALE OF A UNIT BY AN OWNER

         The Hotel Operating Agreement contains certain conditions that must be satisfied in connection with the sale of a Unit by an Owner. Prior to entering into an agreement for the sale of a Unit, the selling Owner must provide the proposed purchaser with a copy of the Hotel Operating Agreement and must notify the proposed purchaser of any proposed bookings of the Unit by the selling Owner. In addition, the purchaser must, as a condition of the purchase, ratify the Hotel Operating Agreement, appoint the hotel operator as its exclusive agent for the management and rental of the hotel and the Unit, and expressly assume the obligations of an Owner pursuant to a form acceptable to the hotel operator. The Hotel Operating Agreement does not terminate upon the death or the attempted withdrawal of an Owner or upon the sale or transfer of a Unit by an Owner.

                  SUMMARY OF DECLARATION AND RELATED DOCUMENTS

         The Declaration, Articles of Incorporation and Bylaws of the Condominium Association impose certain covenants, conditions and restrictions on the Units and Owners. The following discussion of these documents is a summary of all of the material terms of these documents but does not purport to be complete and is qualified in its entirely by reference to such documents and instruments which are attached as Exhibits to the Registration Statement filed by Southwind with the Securities and Exchange Commission.

         THE CONDOMINIUM ASSOCIATION

         The Condominium Association will be formed as an Alabama non-profit corporation to perform various management and supervision functions at the hotel on behalf of the Owners pursuant to the Declaration. The Declaration, established by Southwind as Declarant, is recorded against title to the property. An Owner of a Unit automatically becomes a member of the Condominium Association. Membership in the Condominium Association may not be transferred or retained separately from any Unit.

         The Condominium Association will supervise the hotel manager and assure the performance of all appropriate maintenance, management, repair, and administration of the hotel, including the Common Elements, the Units, and all of the furnishings, fixtures, equipment and other items located in and around the hotel. Actual operation of the hotel will be the responsibility of a hotel operator, pursuant to the terms of a Hotel Operating Agreement. The Condominium Association shall be responsible for representing the Owners with respect to matters related to the Hotel Operating Agreement, including reviewing and approving proposed annual budgets prepared by the hotel operator and coordinating with and reviewing the performances of the hotel operator. If the hotel operator defaults in its obligations under the Hotel Operating Agreement or if the Hotel Operating Agreement terminates and is not concurrently replaced with a new hotel operator and Hotel Operating Agreement, the Condominium Association shall be responsible for managing and operating the hotel.

         Based upon the costs of operating the Condominium Association and the performance of its obligations under the Declaration, the Condominium Association may levy annual Assessments against each Unit. The Assessment, if any, against each Unit shall consist of the total estimated Common Expenses set forth in the budget adopted by the Board of Directors of the Condominium Association (after taking into account the amounts proposed to be paid from operating revenue by the hotel operator pursuant to the approved hotel budget) multiplied by the allocable share attributable to each Unit. If the Board of Directors determines during any fiscal year that available Condominium Association funds are or will become inadequate to meet Common Expenses of the Condominium Association for any reason, the Board of Directors may increase and reallocate Common Expense Assessments for that fiscal year.

         In addition to Common Expense Assessments, the Condominium Association may levy special assessments for the purposes of defraying the cost of any construction, reconstruction, repair or replacement of capital improvements to any one or more Units or the Common Elements.

         Assessments shall either be payable in whole or in installments, as established by the Board of Directors. The Condominium Association is responsible for enforcement and collection of the assessments. Delinquent assessments may accrue interest and may be subject to other late fees. The Condominium Association may request the hotel operator to offset assessments from amounts otherwise due to the Owners pursuant to the Hotel Operating Agreement. The Condominium Association also has the right to enforce all other rights and remedies to collect assessments, including but not limited to either initiating a lawsuit against a defaulting Owner to collect delinquent assessments or foreclosing any assessment lien against a defaulting Owner's Unit, or both. Once a delinquent Owner has paid its past


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
due assessment, and all collection costs and any late fees and accrued interest, whether by offset from amounts due from the rental pool or otherwise, each Owner will have all rights available to all non-defaulting Owners under the Declaration.

         VOTING RIGHTS

         All voting rights are vested exclusively in the members of the Condominium Association. The Declaration provides that there will be a period of control by Southwind until up to 60 days after the conveyance of 75% of the Units to Owners other than Southwind. During the period that Southwind controls, only Southwind will have the right to appoint and remove the members of the Board of Directors and the officers of the Condominium Association; provided, however, that within 90 days after the conveyance of 25% of the Units have been sold to Owners other than Southwind, at least one board member and 25% of the members of the Board of Directors must be elected by Owners other than Southwind and that within 90 days after the conveyance of 50% of the Units have been sold to Owners other than Southwind, not less than 33 1/3% of the members of the Board of Directors must be elected by Owners other than Southwind. Such board members and officers are not required to be Owners during the period of Southwind control. After termination of the period of Southwind control, each Owner will be entitled to cast a vote equal to his percentage interest in all meetings of the members of the Condominium Association. Only a single vote may be cast for each Unit, regardless of how title is held. If a Unit is owned by more than one person and such Owners are unable to agree among themselves as to how their vote or votes shall be cast, they will lose their right to vote on the matter in question.

         The Declaration may only be amended or modified by an affirmative vote of the holders of at least 67% of the hotel interest. Except where applicable law otherwise requires or in cases involving the exercise of development rights by Southwind, eminent domain, relocation of limited common elements or boundaries between Units, subdivision of Units, or termination of the condominium. In addition, the approval of the holders of mortgage or vendor's liens who represent at least 51% of the Units subject to mortgage or vendor's liens is required in connection with certain acts of the Condominium Association. Further, any amendment must be approved by the City of Gulf Shores.

         MEETINGS

         The Condominium Association is required to hold annual meetings. Special meetings of the Condominium Association may be called at any time by the president of the Condominium Association, by a majority of the Board of Directors, or by written request of the Owners holding at least 20% of the votes entitled to be cast at such meeting. All Condominium Association meetings will be held pursuant to notice given to the Owners not less than 10 nor more than 60 days prior to the date of the meeting. Owners entitled to cast 51% of the total authorized votes will constitute a quorum. If a quorum is not present at any meeting, the Owners entitled to vote who are present at such meeting will have the power to adjourn the meeting without notice other than announcement at the meeting and the Owners present at the time and place announced in the prior adjourned meeting will constitute a quorum.

         BOARD OF DIRECTORS; OFFICERS

         Unless the Declaration, other condominium documents or applicable law require a vote of the Owners, approvals or actions to be given or taken by the Condominium Association will be valid if given or taken by the Board of Directors. The initial Board of Directors will consist of three directors, who, except during the period of Southwind control, must be members of the Condominium Association. Directors are non-salaried and will not be required to render full time service. Except with respect to directors appointed by Southwind, any director may be removed with or without cause by Owners having at least 67% of the votes entitled to be cast on such matter.


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

         The Board of Directors is responsible for the control and management of the Condominium Association and the disposition of its funds and properties. The responsibilities of the Board of Directors include, but are not limited to: opening bank accounts on behalf of the Condominium Association; approving or disapproving additions to, improvements to, or alterations to the hotel; enforcing, by legal means, the provisions of the Declaration and other condominium documents; following receipt of a proposed annual budget from the hotel operator, adopting an annual budget and operating plan for the hotel and Condominium Association prior to the commencement of each operating year; exercising for the Condominium Association all powers, duties and authority vested in or delegated to the Condominium Association and not reserved to the membership by other provisions of the Declaration or other condominium documents; supervising all officers, agents and employees of the Condominium Association and seeing that their duties are properly performed; levying, collecting and enforcing the payment of assessments in accordance with the provisions of the Declaration; causing to be procured and maintained adequate property liability and other insurance as required by the Declaration; negotiating with the hotel operator; and engaging providers of professional services including attorneys, accountants and property managers, to render services to the Condominium Association.

         Officers of the Condominium Association will include a president, vice-president, secretary and treasurer, to be appointed by the Board of Directors for one year terms. The Board of Directors may appoint other officers for such terms and with such authority as is determined by the Board of Directors.

         USE RESTRICTIONS

         Restrictions on the use of Units appear in the Declaration, the Hotel Operating Agreement and other documents. The use restrictions include, without limitation, the following:

         1. The Units must be used only for commercial rental by the hotel operator to the public for tourist, visitor and transient traveller accommodation.

         2. An Owner may not individually lease his Unit or directly or indirectly charge rent or any form of consideration for the use of the Owner's Unit except in accordance with the terms of the Hotel Operating Agreement.

         3. The use of the Units is subject to the requirements of, among other documents, the Hotel Operating Agreement and the Declaration.

         4. The rights of an Owner to make use of the common elements at the hotel are limited to those times when the Owner has the right to occupy his Unit in accordance with the terms of the Hotel Operating and rental pool Agreement.

         5. The hotel operator is authorized to designate certain areas of the hotel for the exclusive use of the hotel operator and the Owners may not interfere with that exclusive use.

         6. A Unit Owner is guaranteed use of his own Unit for a maximum of 14 days in any year provided at least four months advance notice is given.

         7. No animals are allowed in the Units or in other areas of the hotel except for physical impairment assistive animals to the extent that they are required by persons at the hotel.

         8. Except for signs incidental to the operation of the hotel, and any other advertising signs that Southwind elects to post in connection with the development of the hotel, no signs are permitted on


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
the exterior of any Unit or any other portion of the hotel without the prior written approval of the Board of Directors.

         9. No Owner may remove, replace, substitute, alter, repair or add to any part of the hotel (including the Owner's Unit) or any of the furniture, fixtures or equipment located in and around the hotel (including in any Unit).

         For a discussion of additional use restrictions see "The Hotel Operating Agreement."

         INSURANCE

         If for any reason the hotel operator fails to provide insurance coverage pursuant to Article XII of the Hotel Operating Agreement, the Condominium Association will be required to assure that property damage, public liability, fire and other hazard insurance and business interruption coverage with respect to the hotel is maintained pursuant to the Declaration. The Condominium Association may maintain other insurance affording such coverages and with such limits as the Board of Directors may determine. All insurance policies will name the Owners, the hotel operator and the Condominium Association as insureds.

         The Condominium Association will also obtain fidelity blanket bonds for all officers, directors, trustees, and employees of the Condominium Association. The amount of the bonds maintained by the Condominium Association will be determined in the discretion of the Board of Directors.

         Each Owner may personally have joint and several liability for tort and contract claims as a result of ownership of Units or participation in the rental pool. Although Southwind believes that the insurance coverage afforded Owners will be adequate, purchasers of Units are urged to consult an insurance advisor or attorney with respect to the nature and extent of such personal liability and to determine what additional insurance coverage if any, may be necessary or appropriate for their particular circumstances.

         ENFORCEMENT OF THE DECLARATION

         The Condominium Association will do all things necessary to enforce each Owner's obligations under the Declaration, including, without limitation, with respect to non-payment of assessments, the filing and foreclosure of liens, the suspension of an Owner's right to vote on Condominium Association matters, and the bringing of an action at law against the Owner personally. Furthermore, the Condominium Association may direct the hotel operator to deduct the amount of unpaid Assessments from any sum distributable to the Owner under the Hotel Operating Agreement. All unpaid assessments will constitute a lien on a Unit superior to all other liens except for tax and special assessment liens and unpaid sums under a first mortgage or deed of trust.

          SOUTHWIND DEVELOPMENT COMPANY, L.L.C. AND CERTAIN AFFILIATES

         The seller of the Units is Southwind Development Company, L.L.C., an Alabama limited liability company ("Southwind"). Southwind was established in April, 1998 to develop, design, finance and construct Beachside All-Suites Hotel and to market the Units. Julian MacQueen owns 64% of the equity interest in Southwind. Mr. MacQueen has at least a 50% equity interest in the following companies which own or operate hotels or condominiums in the Gulf Shores Market and surrounding areas: Romar Motels, Inc., which owns a 94-room hotel that is operated as a Days Inn in Orange Beach, Alabama; Young's Motels, Ltd., which owns "Young's By The Sea," an 112-room hotel in Gulf Shores, Alabama; Perdido Hospitality, Ltd., which owns a 100-room hotel operated as a Best Western Hotel in Perdido Key Beach, Florida; and Sunrise Hospitality, L.L.C., which owns and operates the 100 room Beachside Resort and Conference Center located in Pensacola Beach, Florida.

         Mr. MacQueen is also the majority stockholder and Chairman and Chief Executive Officer of Innisfree Hotels, Inc., which will manage and operate the hotel. Innisfree is the hotel operator for each of the hotels listed above. Innisfree is also the hotel operator for certain hotels in other markets.

         Mr. MacQueen owns a 50% equity interest in Gulf Coast Accommodations, Inc., which, in turn, owns a 50% equity interest in Island Vacations, L.L.C. Island Vacations operates Perdido Skye Condominiums in Perdido Key Beach, Florida, which has 46 units. In addition, it manages approximately 200 additional rental homes and condominiums in the Gulf Shores Market.

         Mr. MacQueen is also the sole shareholder of Gulf Coast Accommodations of Florida, Inc., which is located in Pensacola Beach, Florida. Gulf Coast Accommodations of Florida, Inc. was formed in 1994 and operates three condominium properties and 150 additional condominium rentals in Pensacola Beach, Florida

         Mr. MacQueen owns approximately 5% of First American Bank of Pensacola, N.A., the construction lender for the development of the hotel. Mr. MacQueen is also on the Board of Directors of First American Bank of Pensacola.

                                   MANAGEMENT

         Julian B. MacQueen, age 48, is the President of Southwind. He also owns, 64% of the equity interest in Southwind. Mr. MacQueen is also the Chairman and Chief Executive Officer of Innisfree. From 1979 until forming Innisfree in 1985, Mr. MacQueen was Executive Vice President of Family Inns of America, a regional chain of 27 motels. In that capacity, he was responsible for sales, marketing, franchise and development. During his tenure with Family Inns of America, Mr. MacQueen was responsible for the construction of six motel properties and the development of a national sales and reservation system. Mr. MacQueen is a Certified Hotel Administrator and a member of the Board of Directors of First American Bank, Pensacola, Florida.

         William P. Lagman, age 59, is Vice President of Marketing for Southwind. Mr. Lagman is also the President of Gulf Coast Accommodations, Inc. Mr. Lagman has been associated with Gulf Coast Accommodations, Inc. since 1993. Mr. Lagman is a licensed real estate broker in the states of Alabama and Florida.

         Harlan R. Butler, age 50, is the Vice President of Business Development for Southwind. Mr. Butler is also an Executive Vice President for Innisfree hotels. He joined the Innisfree management team in 1989. He directs the operation of 11 multiple franchise properties, office parks, and condominium management companies. Mr. Butler has more than 26 years in the hotel management industry.

         Roger W. Wiegner, age 45, is a Vice President of Operations for Southwind. He is also the Regional Director of Operations for Innisfree, a position he has held since 1991. Mr. Wiegner has more than 20 years of experience in the hotel industry.

         Stephen A. Shannon, age 51, is Vice President of Sales for Southwind. Mr. Shannon is a licensed real estate broker with more than 20 years of experience in real estate development and real estate sales.


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
                              CERTAIN TRANSACTIONS

         In 1998 Mr. MacQueen advanced $198,901 to Southwind. He advanced Southwind an additional $49,900 between January 1 and March 5, 1999. These advances are non-interest bearing and are not secured. There are no written terms for the repayment of these advances; however, it is expected that these advances, as well as any other such advances which may be made by Mr. MacQueen prior to completion of the hotel, will be repaid from the proceeds received by Southwind from its sale of Units.

                         DETERMINATION OF PURCHASE PRICE

         The initial purchase prices of the Units have been determined by Southwind solely on the basis of its subjective evaluation of marketing considerations. No independent valuations have been obtained for purposes of determining the value of the Units. We cannot assure you that Units can be resold at or in excess of the purchase price. No organized market for the trading of Units is expected to develop as a result of this Offering.

                                 USE OF PROCEEDS

         Assuming that the maximum number of Units offered hereby is sold, the gross proceeds from the sale of Units will be approximately $12.67 million exclusive of Offering expenses (estimated at $87,024, and real estate commissions of approximately $760,000). All of the net proceeds of this Offering will be paid to Southwind. Southwind will use the net proceeds from the offering to repay member loans totaling approximately $248,801 to date; to repay the promissory note in favor of Michael A. and M. Katherine DeJusto due no later than August 17, 1999 in the principal amount of $541,200, with interest payable at 10% per annum; and to repay the construction loan to be entered into with First Bank of Pensacola, N.A. in the approximate principal amount of $8.5 million, with interest payable at 10% per annum, which loan becomes due and payable nine months after construction is commenced. Southwind will deliver the Units free and clear of any and all liens.

                              PLAN OF DISTRIBUTION

         Southwind is offering the units on a best efforts basis directly through its members, officers and employees who are "associated persons" within the meaning of Rule 3a4-1(c) under the Securities Exchange Act of 1934 and who will not receive any sales commissions. The associated persons will be duly licensed by state securities commissions in the states that require them to be licensed as agents. Southwind will also engage duly licensed real estate brokers, who will be supervised by its licensed agents, to assist in the sale of the Units. The real estate brokers will receive sales commissions of 6% of the total selling price of the Units sold by them in conjunction with such licensed agents. The minimum subscription is one Unit.

         The initial closing on the sale of Units will not occur until the hotel is ready for operation. Deposits representing down payments received from purchasers will be held in an escrow account for the benefit of purchasers until the initial closing, unless the minimum number of Units is not sold within 180 days from the date of first sale and Southwind elects, in its sole discretion, to terminate the Purchase Agreements with the Unit Purchasers, in which case the initial deposits will be refunded. Subsequent closings will occur upon the sale of each Unit. The offering will terminate upon the earlier of the sale of all the Units in the offering or two years from the effective date of this Prospectus.

         Retirement plans and individual retirement accounts may not purchase Units. No sales will be made to discretionary accounts without prior approval of the prospective investor.

                                 HOW TO PURCHASE

         Units are being offered for sale prior to the construction of the hotel. Prospective Owners must execute a Preconstruction Purchase and Escrow Agreement (the "Purchase Agreement"). The Purchase Agreement requires a deposit of at least 20% of a Unit's purchase price into escrow. Although a purchaser's obligations under the Purchase Agreement are not contingent upon his obtaining financing, Southwind may terminate any Purchase Agreement in the event the prospective purchaser is denied financing. Purchasers may procure financing from any available source. Lender requirements for financing may vary. All financing costs will be the obligation of individual purchasers who elect to finance the purchase of a Unit. Additionally, Southwind may review a prospective purchaser's credit report and terminate the Purchase Agreement if, in Southwind's discretion, such credit report is unsatisfactory. Southwind may also, in its sole discretion, terminate the Purchase Agreement if it does not sell at least 75 Units within 180 days from the date the first Unit is sold. If this occurs, your deposit is refundable with accrued interest and you will have no further remedies. If we do not terminate our contracts with Unit purchasers within the 180 day period, we must deliver all Units sold within two years from the date the first Unit is sold. If we terminate the contracts with Unit purchasers after the 180 day period or fail to deliver the Units within the two-year period, your deposit is refundable with accrued interest, and you may have remedies for breach of contract.

         Concurrently with the execution of the Purchase Agreement, prospective purchasers will be required to execute an Assignment and Assumption of the Hotel Operating Agreement. By executing the Assignment and Assumption, each prospective purchaser agrees to be bound by and comply with the Hotel Operating Agreement.

         The closing on the sale of a Unit will occur within two years of the sale of the Unit (unless applicable law provides a longer time) at which time the Unit will be ready for occupancy. Purchasers will be notified of the date and place for closing at least 10 days in advance. At closing, each purchaser will be required to pay the balance of the Unit purchase price and to contribute to the Operating Cash

Reserve the amount indicated on the Schedule of Purchase Prices. Purchasers will also be required to pay the following expenses: any applicable taxes, any costs associated with purchasers financing of the purchase of the Unit, any utility deposit apportioned to the Unit, any insurance premium apportioned to the Unit, any fees for attorneys or other parties engaged by purchaser, and any other expenses incidental to closing.

                  CERTAIN FEDERAL AND STATE INCOME TAX ASPECTS

         The following discussion summarizes some of the federal income tax aspects of the purchase, ownership and disposition of the Units and participation in the rental pool and the opinions of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, Birmingham, Alabama, counsel to Southwind ("Counsel"), with regard to certain material aspects. This discussion and Counsel's opinions are based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, IRS rulings and procedures and judicial decisions in effect on the date of this Memorandum. The Tax Reform Act of 1986 (the "1986 Tax Act") and the Revenue Act of 1987 (the "1987 Tax Act") substantially altered the federal income tax system, particularly as it relates to the tax consequences of investments by individuals in real estate, and the Technical and Miscellaneous Revenue Act of 1988 (the "1988 Tax Act"), the Omnibus Revenue Reconciliation Act of 1989 (the "1989 Tax Act"), the Revenue Reconciliation Act of 1990 (the "1990 Tax Act"), the Revenue Reconciliation Act of 1993 (the "1993 Tax Act"), the Taxpayer Relief Act of 1997 (the "1997 Tax Act") and other acts have made numerous other changes in the Code. Consequently, significant uncertainty exists regarding various aspects of the taxation of Owners of Units. Furthermore, applicable Treasury Regulations and interpretations have not yet been written or are under continuing review by the IRS in many relevant areas. No assurance is given that future legislative or administrative changes or court decisions will not modify the legal bases for the statements, conclusions and opinions expressed in this discussion. Any such changes may or may not be retroactive with respect to transactions completed prior to the dates of such changes. Additionally, the interpretation of existing law and regulations described here may be challenged by the Service during an audit of the rental pool's information return or an Owner's individual return. Moreover, a successful challenge of the rental pool's information return would likely result in an adjustment to an Owner's individual return.

         The following discussion of tax aspects generally assumes that the investor is an individual and is a United States citizen or resident and is limited to those areas of federal income tax law that are considered to be most important to individual investors. Although the hotel operator will furnish the Owners with such information regarding the rental pool as is required for income tax purposes, each Owner will be responsible for preparing and filing his own tax returns. Prospective investors should also be aware that it is impractical to discuss in this section all aspects of federal and state income tax law which might affect an investment in the Units, including determinations the correctness of which depend in significant part on future factual circumstances and matters peculiar to certain investors. Accordingly, prospective investors are urged to consult, and must depend upon, their tax advisors regarding their individual circumstances (especially if the prospective investor is not an individual) and the federal, state, local and other tax consequences arising out of their participation as Owners.

         Unless otherwise noted, the discussion in this section represents the opinion of Counsel. Counsel's opinions expressed in the following discussion are only opinions that the tax law results described are more likely than not to be the tax law results that should occur, subject to any conditions stated in the particular section of this discussion which states such tax law conclusions. Although Counsel's opinions represent its best judgment as of the date of this Registration Statement and are based on legal authorities published as of that date, those opinions do not bind the Service or in any way constitute an assurance that the Service will agree with the federal income tax consequences described. Further, no rulings have been requested from the IRS with respect to the matters discussed in this section. Southwind does not intend to obtain any such rulings.

         CLASSIFICATION OF RENTAL POOL AS A PARTNERSHIP

         Pursuant to the provisions of the Rental Pool Agreement, the hotel operator will rent the Unit of each Owner on behalf of such Owner. Profits from the rental of Units will be shared proportionately by the Owners of the Units. Under Section 301.7701-2 of the Regulations, a business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. Counsel believes that the sum of the contractual relationships created by the Rental Pool Agreement may cause the rental pool to be a business entity. Therefore, although each Owner will be the legal Owner of a separate Unit, because of provisions in the Rental Pool Agreement relating to the sharing of income and expenses of the hotel and its operations, the Owners may be treated as participants in an business entity taxable as either a partnership or a corporation for federal income tax purposes.

         If, consistent with tax counsel's opinion, a business entity is created by the sum of the contractual relationships among the Owners of the Units, the federal income tax consequences to the Owner of a Unit will depend upon the business entity's classification for federal income tax purposes. If the business entity is classified as a partnership for federal income tax purposes and is not a "publicly traded partnership," it will not be subject to any federal income tax. Instead, an Owner will be subject to tax on his or her allocable share of the partnership's income and gain, and may be entitled to claim his or her allocable share of the partnership's losses. However, deduction of an Owner's allocable share of loss from a partnership is subject to many important limitations, some of which are discussed below. Prospective Owners should consult, and must depend on, their own tax advisor's advice concerning detailed application of partnership tax rules to their specific tax situations.

         If the business entity is classified as a corporation or as a "publicly traded partnership," Owners will be treated as shareholders of a corporation, and (1) the taxable income of the organization will be subject to the federal income tax imposed on corporations, (2) items of income, gain, loss and deduction will not flow through to the Owners to be accounted for on their individual federal income tax returns, and (3) distributions, if any, will be treated as corporate distributions to Owners, some or all of which may be taxable as dividends.

         Treasury Regulations which became effective January 1, 1997 address the issue of whether a business entity must be classified for federal tax purposes as a partnership or as a corporation. These Treasury Regulations, known as the "check-the-box" regulations, state that a business entity that is not specifically classified as a corporation under the Regulations (an "eligible entity") can elect its classification for federal income tax purposes. An eligible entity with two or more members that does not elect its classification is classified under the default provisions of the Regulations is a partnership for federal tax purposes. Counsel is of the opinion that the business entity created by the contractual relationships among the Owners of the Units is an eligible entity of two or more members under the Regulations. Therefore, provided that the rental pool either affirmatively elects to be classified as a partnership or makes no election and is classified under the default provisions of the Regulations and subject to the discussion of publicly-traded partnerships below, Counsel is of the opinion that the rental pool will be classified as a partnership for federal tax purposes.

         The discussion that follows is based upon the assumption that the Owners will be treated as the Owners for tax purposes of their Unit and their undivided share of the hotel common areas and that the rental pool will be classified as a partnership and not as a corporation for federal income tax purposes. Owners will be considered partners who have contributed the use of a Unit, not its ownership, to the rental


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
pool, so that each participating Owner will report separately items of expense or deduction relating to the ownership of a Unit, including interest and depreciation subject to the limitations described below.

         No federal income tax is paid by a partnership as an entity. Partnerships file an annual partnership information return, and each Owner will be provided with the information required for the preparation of such Owner's respective federal income tax return. Each partner is required to report on his income tax return his distributive share of a partnership's income, gain, loss, deduction or credit (and items of tax preference), regardless of whether any actual distribution is made to that partner during his taxable year. Consequently, a partner's share of the partnership's taxable income may exceed the cash, if any, actually distributed to that partner. Conversely, actual (or constructive) distributions of money from a partnership will be taxable only to the extent that such distributions exceed the adjusted basis of the partner's interest in the partnership, regardless of whether the partnership has current income. The characterization of an item of income or loss generally will be the same for the partners as it is for the partnership.

         The rental pool's items of income, gain, loss, deduction or credit will be allocated proportionately between the Owners. The extent to which a specific Owner may deduct his or her distributive share of the rental pool's expenses will depend upon: (1) whether the rental activity engaged in is with the intent of making a profit (Section 183); (2) whether the Unit constitutes a "dwelling unit" (Section 280A); (3) whether the rental activity is a "passive activity" (Section 469); (4) whether the taxpayer is "at risk" with respect to the activity (Section 465); and (5) the limitations on interest deductions. Additional provisions of the Code may also limit a specific taxpayer's deductions. Moreover, to the extent that an Owner's share of rental pool losses exceeds the basis of his interest in the rental pool, such excess losses cannot be utilized in that year by that Owner for any purpose, but are allowed as a deduction (subject to the limitations described above) only when and to the extent that Owner's adjusted basis for his interest in the rental pool at the end of any year exceeds zero.

         STATUS OF THE PARTNERSHIP AS A PUBLICLY TRADED PARTNERSHIP

         Under Section 7704 of the Code, a publicly traded partnership will be treated as a corporation for federal income tax purposes. For this purpose, a publicly traded partnership is one the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). Under the Regulations, for partnerships starting business after December 31, 1995, an "established securities market" means generally any national, regional, or local exchange, certain foreign exchanges, and any interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers. Also pursuant to the Regulations, interests are "readily tradable on a secondary market (or the substantial equivalent thereof)" if (i) such interests are regularly quoted by any person making a market in the securities; (ii) any person regularly makes available to the public bid or offer quotes with respect to the interests and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder has a readily available, regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell or exchange such interests; or (iv) prospective buyers and sellers have the opportunity to buy, sell or exchange interests in the partnership in a time frame and with the regularity and continuity comparable to that described in (i) through (iii) above. As a safe harbor provision, the Regulations provide that if the interests are issued in transactions that are not subject to registration under the Securities Act of 1934 and the partnership does not have more than 100 partners at any time, the partnership will not be treated as publicly traded. Based on these Regulations, Counsel is of the opinion that the rental pool will not be treated as publicly-traded partnership.

         PARTNERSHIP ANTI-ABUSE RULE

         Regulation ss. 1.701-2 gives the IRS broad authority to disregard a partnership in whole or in part, to refuse to treat a partner as a partner, to adjust a partnership's methods of accounting, or to alter or disregard partnership allocations in the case of a partnership which the IRS determines to have been formed or availed of with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner which, even though in compliance with the literal language of the Code or Regulations, the IRS determines to be "inconsistent with the intent of subchapter K" of the Code. While the Counsel does not believe that the anti-abuse rule has any application to the rental pool and its operations as presently contemplated, the IRS is given very broad power under the Regulation. Tax advisors can only speculate as to how such power might be used and how it may be applied to future facts. Accordingly, Counsel has not given an opinion on this matter.

         BASIS OF EACH OWNER IN THE UNIT AND IN THE RENTAL POOL PARTNERSHIP

         For federal and state income tax purposes, an Owner will acquire an ownership interest in the Unit and its furnishings and will be required to contribute his or her pro-rata share to the initial operating cash reserve.

         The Owner will acquire a tax basis in the Unit and the furnishings equal to the Owner's cost for those items. These costs are not deductible but will be recoverable either through depreciation deductions (see "Depreciation/Amortization" below) or as an offset to the sales amount realized in the computation of gain or loss on the sale or other disposition of such property.

         The amount contributed by an Owner to the operating cash reserve will be treated as a cash contribution to the rental pool partnership and the Owners will acquire an initial tax basis in their rental pool partnership interest equal to such contribution. From time to time, such tax basis will be increased by the amount of an Owner's allocable share of rental pool income on gain and decreased (but not below zero) by the amount of an Owner's allocable share of losses and deductions and by the amount of cash or other property distributions received by the Owner. The basis of an Owner in his or her partnership interest is important for determining, among other things, the amount of losses and deductions an Owner may deduct on his or her own tax return, the taxability of distributions of cash or other property from the rental pool to the Owner, and the amount of gain or loss on the sale of an Owner's interest in the rental pool.

         SECTION 183 - ACTIVITIES NOT ENGAGED IN FOR PROFIT

         Section 183 of the Code provides that, in the case of an activity engaged in by an individual or an S corporation, certain deductions attributable to such activity will be limited to the gross income generated by such activity if the activity is not engaged in for profit. Losses disallowed under Section 183 are permanently denied, not suspended. The Regulations under Section 183 provide a three-tier system of permitted deductions up to a maximum of the gross income from the activity. The Regulations also provide rules for allocation of expenses to the specific tiers.

         Section 1.183-2 of the Regulations provides that all facts and circumstances are to be taken into account and no one factor or combination of factors is determinative of whether an activity is engaged in for profit. The Regulations list nine factors that will generally be considered, but caution that other factors may also be relevant. Because the presence or absence of a profit objective is in part a factual issue which depends upon the individual circumstances of each Owner, it is impossible to presently predict with accuracy whether a particular Owner will be able to establish that he or she has a profit objective with respect to his or her ownership of a Unit and participation in the rental pool.

         Section 183 creates a presumption in favor of the determination that the activity is engaged in for profit if a profit (without regard to operating loss carry forwards) is realized in three out of five consecutive years. To allow the presumption to work, a taxpayer is given an election to postpone the determination of whether the presumption applies until the end of the fourth taxable year following the taxable year in which he first purchased his Unit and engaged in rental activity. An Owner should make an election as prescribed in the Regulations to preserve the ability to take advantage of this presumption and the delay in determining its application. An Owner should note that Southwind makes no assurances or representations concerning whether an Owner can expect a profit from the ownership of a Unit and participation in the rental pool within four years, however, it believes that the rental pool will more likely than not be considered an activity engaged in for profit.

         SECTION 280A - RESIDENCE AND VACATION HOME RULES

         The Section 280A home business expense disallowance rule applies to any "dwelling unit" used by the taxpayer as a residence. Affected taxpayers include individuals, partnerships, trusts, estates, and S corporations. Section 280A does not apply to a C corporation, except in its capacity as a member of a partnership or S corporation or as a beneficiary of a trust or estate. A "dwelling unit" includes a house, apartment, condominium, mobile home, boat or other similar property and all structures and other property appurtenant to such dwelling unit. A dwelling unit does not, however, include that portion of a unit which is used exclusively as a hotel, motel, inn or similar establishment. For this purpose, any personal use of a Unit, will likely result in the Unit being deemed a dwelling unit and not used exclusively as a hotel, motel, inn or similar establishment.

         The Regulations provide an objective standard for determining whether a taxpayer's use of a dwelling unit causes it to be considered a residence subject to a gross income limitation on deductions. Any Unit used by the Owner for personal use for a number of days during a taxable year which exceeds the greater of (i) 14 days, or (ii) 10% of the number of days during the year for which the Unit is rented for fair value will be deemed a residence. Personal use includes use by the taxpayer, use by the taxpayer's family, use by an individual pursuant to a reciprocal arrangement that permits the taxpayer use of another unit, days on which the unit is rented for less than fair rental, use by other Owners in a time sharing arrangement or use by the taxpayer of other units in a rental pool, and use of the unit as a result of a charitable donation by the taxpayer. Based upon the proposed operation of the rental pool, which would limit the use by any Owner of any of the Units to a combined total of 14 days, the Section 280A gross income limitation should not should not apply to the Owners.

         Section 280A also establishes an expense allocation fraction to be used in apportioning deductions between personal and business use of a dwelling unit. The expense allocation formula permits deduction of the fraction of expenses associated with the property (other than those expenses that are otherwise deductible even if a property is used for personal use) of which the numerator is the days the property is actually used for business and the denominator of which is the total of the days the property is actually used (either for business or personal use). This allocation formula applies if a property is used for personal use for even one day. If an Unit is a dwelling unit, it is possible that, pursuant to an election of all Owners, Units held by other Owners could be aggregated with the Unit held by a particular Owner, with the result that even an Owner that never used an Unit for personal purposes could, nevertheless, have otherwise deductible expenses reduced pursuant to Section 280A. Based upon the expense allocation requirement, an Owner will be able to deduct expenses attributable to the rental pool only to the extent allocable to business use.

         LIMITATIONS ON LOSSES FROM PASSIVE ACTIVITIES

         The Code characterizes certain activities as producing either passive or portfolio income and loss. Deductions of passive activity losses incurred by an individual, estate, trust, or personal service corporation or, with modifications, certain closely held corporations, may not be used to offset non-passive activity income. In general, passive activity losses can be used only to offset passive income, not wages or portfolio income (such as dividends, interest, annuities and royalties).

         In general, a passive activity, is one which: (1) is a trade or business activity in which the taxpayer does not materially participate; or (2) is a rental activity. Counsel believes that it is very unlikely that an Owner will be treated as materially participating in the rental pool because, under the terms of the Pooling Agreement, sole authority for the management and operation of the hotel resides in the Hotel Manager.

         Investments in rental activities generally produce passive income and loss. Rental activities are treated as passive without regard to whether they involve the conduct of trade or business or whether the taxpayer materially participates. The Regulations provide that where the actual or prospective customer's payments are principally for the use of tangible property, the activity is a rental activity, even if payments are made pursuant to a service contract or other arrangement that is not denominated as a lease. There are several exceptions provided by the Regulations to treatment as a rental activity, however, Counsel does not believe that any of the exceptions apply to the rental pool. Therefore, income and losses from the rental pool will be treated as derived from a passive activity.

         To the extent that an Owner has passive losses from other activities, he should be able to offset those passive losses against his allocable share of the rental pool's income and profits. Losses and credits disallowed by the passive activity rules are suspended and may be carried forward (but not back) and treated as losses and credits from passive activities in each successive taxable year until offset by income from passive activities or allowed against other income as a result of the complete disposition of the taxpayer's interest in that activity. When a taxpayer's entire interest in an activity is disposed of in a taxable transaction (other than to a related party), any remaining suspended loss incurred in connection with that specific activity is allowed in full, first against income or gain from such activity during the year of disposition, second against net income or gain from all other passive activities, and thereafter against income from all sources, including active income. A disposition can occur through a partner's disposition of his entire partnership interest.

         APPLICATION OF AT-RISK LIMITATIONS

         Generally, Code section 465 limits losses that a taxpayer can claim in real estate and other enumerated activities to the amount that the taxpayer has at risk with respect to such activities. Losses that are disallowed in any year because of the at-risk limitations are carried over to succeeding years and can be used in those years to the extent that the partner's at-risk amount has increased. A taxpayer is considered at risk in any activity with respect to (i) the net amount of money and the adjusted basis of property contributed by the taxpayer to the activity, (ii) any amount with respect to the activity if the taxpayer is considered personally liable for the repayment of that amount, and
(iii) the taxpayer's proportionate share of any other amount borrowed with respect to the activity if the lender is an institutional lender and the loan is secured by real property used in the activity ("qualified nonrecourse financing"). A taxpayer is not considered to be "at risk" to the extent he or she is protected against loss through nonrecourse financing not so secured, guarantees, stop loss agreements or similar agreements. A taxpayer's at-risk amount is increased by profits earned in the activity and decreased by losses occurring in the activity. In determining the amount of loss, if any, disallowed under Section 465, Sections 183 and 280A are applied prior to the application of
Section 465, and Section 469 is applied after any limitation under Section 465 is determined.

         LIMITATION ON INTEREST DEDUCTIONS

         Interest incurred to finance the purchase of a Unit will be deductible subject to the application of the Residence and Vacation Home Rules and the Passive Activity rules discussed above. Generally interest used to purchase an interest in an entity which produces passive income or loss is treated as passive. However to the extent that the rental pool partnership has investment income, a portion of such interest may be characterized as investment (or portfolio) interest. The deductibility of a taxpayer's investment interest expense generally is limited to the amount of such taxpayer's net investment income. Investment interest expense does not include any interest expense which is taken into account in determining the income or loss from a passive activity, but does include (i) interest on indebtedness incurred or continued to purchase or carry property held for investment, (ii) a partnership's interest expense attributable to portfolio income under the passive loss rules, and (iii) the portion of interest expense incurred or continued to purchase or carry an interest in a passive activity to the extent attributable to portfolio income (within the meaning of the passive loss rules). Owners who intend to finance the purchase of their Units with borrowed funds should consult their own tax advisors before borrowing such funds and should maintain careful records of any debt they incur to carry or acquire their Units, because the interest on such debt may be investment interest to the extent the rental pool does not engage in a passive activity or to the extent of any portfolio income received from the rental pool.

         Net investment income includes gross income from property held for investment, gain attributable to the disposition of property held for investment, and amounts treated as gross portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income. Investment interest deductions which are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years.

         DEPRECIATION/AMORTIZATION

         In Counsel's opinion, it is more likely than not that an Owner will be treated as the Owner of a Unit and the tangible personal property associated with the Unit and be entitled to depreciation deductions with respect to the Unit and the tangible personal property. Each Owner of a Unit used for rental purposes will separately determine the applicable allowance for depreciation with respect to such Unit and any tangible personal property associated with such Unit for any year, subject to the limitations described above. Section 179 of the Code allows a taxpayer (other than trusts, estates and certain noncorporate lessors) to expense certain depreciable business assets in the year of acquisition by electing to treat the cost of new property as an expense rather than as a capital expenditure subject to depreciation. The deductions for which the election are made are allowed for the tax year in which the Section 179 property is placed in service and are in lieu of a depreciation deduction. Generally, a taxpayer may elect to expense only tangible personal property under
Section 179.

         SALE OR OTHER DISPOSITION OF A UNIT

         If a Unit is held solely for business purposes for more than one year by an Owner who is not a dealer with respect to such Unit, gain or loss realized on the sale of such Unit generally will be considered gain or loss from the sale of a Section 1231 asset and will be so taken into account in computing the taxpayer's net Section 1231 gain or loss for the taxable year. A net Section 1231 gain generally is treated as a long-term capital gain, while a net Section 1231 loss is treated as an ordinary loss. If any such gain on the sale of a Unit represents recapture of depreciation of personal property, that portion of the gain will be taxable as ordinary income.

         No loss will be allowed in connection with the sale of a Unit held for personal use. Any gain realized on the sale of a Unit held for personal use will be a long-term or a short-term capital gain, depending upon whether the Unit was held for more than one year. If a Unit is held partly for personal use and partly for business use, an apportionment of the gain or loss will be required and each portion will be reported in accordance with the principles stated above.

         In the event of an Owner's sale or other transfer of a Unit, the distributive share of rental pool income, gain, loss, deduction or credit for the entire year allocable to such Unit generally will be allocated between the transferor and the transferee, based upon the period of time during the taxable year that each owned such Unit, notwithstanding the timing or amounts of any rental pool distributions.

         ADMINISTRATIVE AND COMPLIANCE MATTERS

         AUDIT RISK

         The Service has the right to audit partnership information returns. If the Service audits and adjusts the rental pool's information return, it is likely that the Service will make corresponding adjustments to the Owners' income tax returns. It also will be more likely that the Owners' individual tax returns also will be audited. It is not expected that the rental pool will make cash distributions to Owners to assist them in paying a tax liability resulting from either an audit of the rental pool or the Owner.

         RESOLUTION OF DISPUTES INVOLVING RENTAL POOL ITEMS

         The rental pool will be treated as a separate entity for purposes of federal tax audits, judicial review of administrative adjustments by the Service and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Board of Directors shall be responsible for selecting the Tax Matters Partner for the rental pool.

         The Tax Matters Partner is entitled to make certain elections on behalf of the rental pool and Owners and can extend the statute of limitations for assessment of tax deficiencies against Owners with respect to rental pool items. The Tax Matters Partner may bind to a settlement with the Service any Owners with less than a 1% profits interest in the rental pool unless the Owners elect, by filing a statement with the Secretary of the Treasury, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Owners are bound) of a final rental pool administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Owners having in the aggregate at least a 5% profits interest. Only one action for judicial review will go forward, however, and any Owners with an interest in the outcome may participate.

         The Owners generally will be required to treat rental pool items on their personal federal income tax returns consistent with the treatment of the items on the rental pool's information return. In general, this consistency requirement is waived if an Owner files a statement with the Service identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the Owner's treatment of the item with his treatment on the rental pool's information return. Even if the consistency requirement is waived, adjustments to an Owner's tax liability with respect to rental pool items may result from an audit of the rental pool's or the Owner's tax return. Intentional or negligent disregard of the consistency requirement may subject an Owner to substantial penalties.

         POSSIBLE CHANGES IN FEDERAL TAX LAWS

         The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in Regulations and by the

Service through its audit policy, announcements, and published and private rulings. Such changes may be retroactive. Accordingly, the ultimate effect on an Owner's tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be. Although significant changes historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in the rental pool would be limited to prospective effect.

         INVESTMENT BY FOREIGN PERSONS

         The rules governing the federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign investors ("foreign persons") are complex, and no attempt has been made herein to discuss such rules. Potential investors that are foreign persons should consult with their tax advisors to fully determine the impact on them of United States federal, state and local income tax laws.

         CORPORATE INVESTORS

         Section 183 does not apply to corporate Owners. Section 280A does not apply to corporations that are not electing S corporations. Section 469 applies only to certain closely held C corporations and personal service corporations. However, deduction of expenses associated with the acquisition and ownership of a Unit by a corporation may be disallowed or restricted under other Code sections. In particular, corporations that purchase Units should consult their own tax advisor regarding the application of Section 274 of the Code, which prohibits the deduction of certain expenses incurred with respect to facilities used for entertainment, amusement or recreation. There are numerous issues involved in corporate ownership, and corporations should obtain tax advice from their own counsel before purchasing a Unit.

         STATE AND LOCAL TAXES

         The rental pool's activities will be carried on within the state of Alabama and the rental pool will be considered to be domiciled in the state of Alabama. Alabama imposes an income tax with respect to all income, regardless of source, of Alabama residents and the income derived from Alabama sources earned by a nonresident. Alabama income tax law generally conforms to federal income tax law in matters material to an investment in the rental pool.

         Owners who are not Alabama residents may be subject to taxation by their state of residence as well as Alabama with respect to income derived from the rental pool. Depending upon applicable state and local laws, both Alabama residents and nonresidents may find that some deductions that are available to the Owners for federal income tax purposes may not be available for state or local income tax purposes.

         Furthermore, the tax treatment of particular items under other state or local income tax laws may vary materially from federal income tax treatment. In addition, Owners may be subject to income, gift, estate or inheritance taxes in the state or locality of their residence or domicile, as well as in the state of Alabama. Prospective Owners are urged to consult their tax advisors concerning those matters.

                                  LEGAL MATTERS

         Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, Birmingham, Alabama, has passed on certain tax matters as described under "Certain Federal and State Income Tax Aspects." Prospective Owners should not consider Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, to be their legal counsel with respect to this Offering or any other related matter and are strongly encouraged to seek the advice of qualified and independent legal counsel with respect to entering any of the agreements or contracts contemplated by this Offering and any other related matters, including the tax implications of the purchase of a Unit.

                                     EXPERTS

         The balance sheet of Southwind dated as of December 31, 1998 appearing in this Prospectus and Registration Statement has been audited by Randall Sansom, CPAs, independent auditors, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    SUMMARY OF PROMOTIONAL AND SALES MATERIAL

         Sales materials may be used in connection with this Offering only when accompanied or preceded by the delivery of this Prospectus. Such sales materials may include a booklet, slides, films, "fact" sheets, articles, publications, and brochures describing the Offering, Innisfree, and the hotel. The Offering is made only by means of the Prospectus.

                             ADDITIONAL INFORMATION

         Southwind Development Company, L.L.C. has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Units offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Units offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits thereto, may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, without charge and copies of the material contained therein may be obtained at prescribed rates from the Commission's public reference facilities in Washington, D.C. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                           BEACHSIDE ALL-SUITES HOTEL
                             PROPOSED 84 ROOM HOTEL
                             IN GULF SHORES, ALABAMA


                        FORECASTED SUMMARIZED STATEMENTS
                      OF ESTIMATED ANNUAL OPERATING RESULTS


                         FOR THE OPERATING YEARS ENDING
                             DECEMBER 31, 2001-2003

                           BEACHSIDE ALL-SUITES HOTEL
                             PROPOSED 84 ROOM HOTEL
                             IN GULF SHORES, ALABAMA

                        FORECASTED SUMMARIZED STATEMENTS
                      OF ESTIMATED ANNUAL OPERATING RESULTS

                         FOR THE OPERATING YEARS ENDING
                             DECEMBER 31, 2001-2003


                                    CONTENTS

                                                                                                               Page
Accountant's Compilation Report..............................................................................   F-3

Forecasted summarized statement of estimated
annual operating results.....................................................................................   F-4

Forecasted summarized statement of allocation
of net distributable cash flow to Owner of Units......................................................   F-5 - F-16

Summary of significant forecast assumptions...........................................................  F-17 - F-19

March 5, 1999


To the Member
Southwind Development Company, L.L.C.
Gulf Breeze, Florida


I have compiled the accompanying forecasted summarized statement of estimated annual operating results and the related forecasted summarized statements of allocation of net distributable cash flow to an Owner of the following: a typical one bedroom superior resort unit, a typical one bedroom terrace resort unit, a typical one bedroom 3rd floor side view resort unit, a typical one bedroom 2nd floor side view resort unit, a typical one bedroom 1st floor side view resort unit, a typical one bedroom standard resort unit both with and without individual Owners' usage and the forecasted summarized statement of allocation of net distributable cash flow to an Owner of a unit both with and without individual Owners' usage, of Beachside All-Suites Hotel, a proposed 84 room hotel in Gulf Shores, Alabama for the operating years ending December 31, 2001 through 2003, in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of a forecast, information that is the representation of management and does not include evaluation of the support for the assumptions underlying the forecast information that is the representation of management and does not include evaluation of the support for the assumptions underlying the forecast. I have not examined the forecasts and, accordingly, do not express an opinion or any other form of assurance on the actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. I have no responsibility to update this report for events and circumstances occurring after the date of this report.






Randall L. Sansom
Certified Public Accountant

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA

     FORECASTED SUMMARIZED STATEMENT OF ESTIMATED ANNUAL OPERATING RESULTS
             FOR THE OPERATING YEARS ENDING DECEMBER 31, 2001-2003


                                                  Year Ending                    Year Ending                  Year Ending
                                               December 31, 2001              December 31, 2002            December 31, 2003
Revenue (A)
Rooms                                          2,131,040     98.5%            2,298,973     98.5%            2,467,043      98.5%
Telephone      (1% of Room Rev)                   21,310      1.0%               22,990      1.0%               24,670       1.0%
Other Income   (.5% of Room Rev)                  10,655      0.5%               11,494      0.5%               12,336       0.5%
                                        ---------------------------    ---------------------------    ----------------------------
Total Revenue                                  2,163,005    100.0%            2,333,457    100.0%            2,504,049     100.0%

Departmental Expenses (B)
Rooms                                            348,243     16.1%              375,686     16.1%              403,151      16.1%
Telephone                                         27,704      1.3%               29,887      1.3%               32,072       1.3%
Other Income                                           -      0.0%                    -      0.0%                    -       0.0%
                                        ---------------------------    ---------------------------    ----------------------------
Total Departmental Expenses                      375,947     17.4%              405,573     17.4%              435,223      17.4%
                                        ---------------------------    ---------------------------    ----------------------------
Income Before Undistributed Expenses           1,787,058     82.6%            1,927,884     82.6%            2,068,826      82.6%

Undistributed Expenses
Administrative & General                         173,041      8.0%              186,677      8.0%              200,324       8.0%
Sales & Marketing                                 62,727      2.9%               67,670      2.9%               72,617       2.9%
Property Operations                              108,150      5.0%              116,673      5.0%              125,202       5.0%
Energy                                           114,639      5.3%              123,673      5.3%              132,715       5.3%
                                        ---------------------------    ---------------------------    ----------------------------
Total Undistributed Expenses                     458,557     21.2%              494,693     21.2%              530,858      21.2%
                                        ---------------------------    ---------------------------    ----------------------------
Gross Operating Profit                         1,328,501     61.4%            1,433,191     61.4%            1,537,968      61.4%

Fixed Costs
Management Fees                                  108,150      5.0%              116,673      5.0%              125,202       5.0%
Incentive Management Fees                              0      0.0%                    -      0.0%                    0       0.0%
Property Insurance                                64,890      3.0%               70,004      3.0%               75,121       3.0%
Equipment Leases                                   4,326      0.2%                4,666      0.2%                5,009       0.2%
Property Taxes                                         0      0.0%                    -      0.0%                    0       0.0%
                                        ---------------------------    ---------------------------    ----------------------------
Total Fixed Costs                                177,366      8.2%              191,343      8.2%              205,332       8.2%
                                        ---------------------------    ---------------------------    ----------------------------
Total Operating Income before                  1,151,135     53.2%            1,241,848     53.2%            1,332,636      53.2%
Reserves

Reserve Replacement                               21,630      1.0%               46,669      2.0%               75,121       3.0%

                                        ---------------------------    ---------------------------    ----------------------------
Net Distributable Cashflow (C)                 1,129,505     52.2%            1,195,179     51.2%            1,257,515      50.2%
                                        ===========================    ===========================    ============================

# Units                                               84                             84                             84
# days                                               365                            365                            365
Available Room nights                             30,660                         30,660                         30,660
Projected Room Nights                             18,181                         19,009                         19,561
Projected Room Revenue                        $2,131,040                     $2,298,973                     $2,467,043
Projected Average Room Rate                   $   117.21                     $   120.94                     $   126.12
Projected Occupancy %                              59.3%                          62.0%                          63.8%



         (A) An Owner's personal usage is fourteen days per year. Cleaning charges have been included.
         (B) The percentages for departmental expenses are stated as a percentage of the related revenue, based on the experience of Young's By The Sea, which is a Gulf Shores hotel, operated by Innisfree. Young's By The Sea is a beachfront extended stay property approximately 0.5 miles east of the Beachside All-Suites Hotel site.
         (C) Net distributable cash flow excludes certain fixed costs such as interest, property taxes, depreciation, association dues or assessments and various other costs that will be paid at the investor level.

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
            TO AN OWNER OF A TYPICAL ONE-BEDROOM STANDARD RESORT UNIT
                                  WITHOUT USAGE
                              --------------------
                              SALES PRICE $149,900

                                                               Year Ending       Year Ending     Year Ending
                                                               Dec 31, 2001      Dec 31, 2002    Dec 31, 2003
                                                               ------------      ------------    ------------
Revenue from Forecast (1)                                         $25,284          $27,277          $29,271
Operating Expenses from forecast (2)                              $11,828          $12,760          $13,693
                                                                  -------          -------          -------
Net Operating Income Before certain charges                       $13,456          $14,517          $15,578
Reserves for Replacement (3)                                      $   253          $   546          $   878
                                                                  -------          -------          -------
Net Distributive Cash Flow                                        $13,203          $13,971          $14,700
Debt Service (4)                                                  $10,062          $10,062          $10,062
                                                                  -------          -------          -------
Annual Cash Flow (Deficiency) received Prior
   to Deduction for Depreciation & Income Tax Effect (5)          $ 3,141          $ 3,909          $ 4,638
                                                                  =======          =======          =======
Owners Initial Cash Investment                                    $30,564          $30,564          $30,564
                                                                  =======          =======          =======

     (1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See the Schedule of Purchase Prices in the Prospectus for assigned percentage interests. This forecast assumes no individual Owner usage. Revenues exclude lodging and sales tax.
     (2) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
     (3) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
     (4) Debt service assumes a mortgage of 80% of the purchase price ($149,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
     (5) Before real estate taxes.

          Unit Price                                                 $ 149,900
          Less estimated financing of 80% of Purchase Price          ($119,920)
                                                                     ---------

          Down Payment                                               $  29,980
          Additional funding of Operating Reserve (1.169%)           $     584
                                                                     ---------

          Owner's Initial Cash Investment                            $  30,564

                              Occupancy Level Required to
                                      Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              29.6%           53.6%
         2002                  $120.94              62.0%              31.0%           54.3%
         2003                  $126.12              63.8%              32.5%           54.8%


SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
            TO AN OWNER OF A TYPICAL ONE-BEDROOM STANDARD RESORT UNIT
                         WITH 14 DAYS OF PERSONAL USAGE
                              SALES PRICE $149,900

                                                                Year Ending     Year Ending        Year Ending
                                                                Dec 31, 2001    Dec 31, 2002       Dec 31, 2003
                                                                ------------    ------------       ------------
          Revenue from Forecast (1)                                $25,284          $27,277          $29,271
          Operating Expenses from forecast (3)                     $11,828          $12,760          $13,693
          Owner Usage (2)                                          $ 1,890          $ 1,890          $ 1,890
                                                                   -------          -------          -------
          Net Operating Income Before certain charges              $11,566          $12,627          $13,688
          Reserves for Replacement (4)                             $   253          $   546          $   878
                                                                   -------          -------          -------
          Net Distributive Cash Flow                               $11,313          $12,081          $12,810
          Debt Service (5)                                         $10,062          $10,062          $10,062
                                                                   -------          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax
             Effect (6)                                            $ 1,251          $ 2,019          $ 2,748
                                                                   =======          =======          =======
          Owners Initial Cash Investment                           $30,564          $30,564          $30,564
                                                                   =======          =======          =======

(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See the Schedule of Purchase Prices in the Prospectus. Revenues exclude lodging and sales tax.
(2) This forecast assumes fourteen days of personal usage of each unit. Based on this assumption, the reduction of gross revenue due to an Owner's usage has been calculated by multiplying fourteen days times $135 ADR per day for all three years. The $135 ADR is calculated by taking an average of peak season ADR and low season ADR.
(3) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(4) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(5) Debt service assumes a mortgage of 80% of the purchase price ($149,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(6)      Before real estate taxes.

          Unit Price                                                 $ 149,900
          Less estimated financing of 80% of Purchase Price          ($119,920)
                                                                     ---------

          Down Payment                                               $  29,980
          Additional funding of Operating Reserve (1.169%)           $     585
                                                                     ---------

          Owner's initial Cash Investment                            $  30,565

                              Occupancy Level Required to
                                      Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              31.2%           58.0%
         2002                  $120.94              62.0%              32.6%           58.5%
         2003                  $126.12              63.8%              34.0%          58.90%

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
     TO AN OWNER OF A TYPICAL ONE-BEDROOM FIRST FLOOR SIDE VIEW RESORT UNIT
                                  WITHOUT USAGE
                              --------------------
                              SALES PRICE $152,900

                                                                       Year Ending      Year Ending      Year Ending
                                                                       Dec 31, 2001     Dec 31, 2002     Dec 31, 2003
                                                                       ------------     ------------     ------------
          Revenue from Forecast (1)                                      $25,790          $27,823          $29,857
          Operating Expenses from forecast (2)                           $12,065          $13,016          $13,968
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $13,725          $14,807          $15,889
          Reserves for Replacement (3)                                   $   258          $   556          $   896
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $13,467          $14,251          $14,993
          Debt Service (4)                                               $10,263          $10,263          $10,263
                                                                         -------          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (5)          $ 3,204          $ 3,988          $ 4,730
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $31,176          $31,176          $31,176
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. This forecast assumes no individual Owner usage. Revenues exclude lodging and sales tax.
(2) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses exclude lodging and sales tax.
(3) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(4) Debt service assumes a mortgage of 80% of the purchase price ($152,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(5)      Before real estate taxes.


          Unit Price                                                 $ 152,900
          Less estimated financing of 80% of Purchase Price          ($122,320)
                                                                     ---------

          Down Payment                                               $  30,580
          Additional funding of Operating Reserve (1.192%)           $     596
                                                                     ---------

          Owner's initial Cash Investment                            $  31,176


                              Occupancy Level Required to
                                      Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              29.6%           53.6%
         2002                  $120.94              62.0%              31.0%           54.3%
         2003                  $126.12              63.8%              32.5%           54.8%



SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
     TO AN OWNER OF A TYPICAL ONE-BEDROOM FIRST FLOOR SIDE VIEW RESORT UNIT
                         WITH 14 DAYS OF PERSONAL USAGE
                         ------------------------------
                              SALES PRICE $152,900

                                                                      Year Ending      Year Ending      Year Ending
                                                                      Dec 31, 2001     Dec 31, 2002     Dec 31, 2003
                                                                      ------------     ------------     ------------
          Revenue from Forecast (1)                                      $25,790          $27,823          $29,857
          Operating Expenses from forecast (3)                           $12,065          $13,016          $13,968
          Owner Usage (2)                                                $ 1,890          $ 1,890          $ 1,890
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $11,835          $12,917          $13,999
          Reserves for Replacement (4)                                   $   258          $   556          $   895
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $11,577          $12,361          $13,104
          Debt Service (5)                                               $10,263          $10,263          $10,263
                                                                         -------          -------          -------

          Annual Cash Flow (deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (6)          $ 1,314          $ 2,098          $ 2,841
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $31,176          $31,176          $31,176
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. Revenues exclude lodging and sales tax.
(2) This forecast assumes fourteen days of personal usage of each unit. Based on this assumption, the reduction of gross revenue due to an Owner's usage has been calculated by multiplying fourteen days times $135 ADR per day for all three years. The $135 ADR is calculated by taking an average of peak season ADR and low season ADR.
(3) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(4) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(5) Debt service assumes a mortgage of 80% of the purchase price ($152,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(6)      Before real estate taxes.

          Unit Price                                                 $ 152,900
          Less estimated financing of 80% of Purchase Price          ($122,320)
                                                                     ---------

          Down Payment                                               $  30,580
          Additional funding of Operating Reserve (1.192%)           $     596
                                                                     ---------

          Owner's initial Cash Investment                            $  31,176

                              Occupancy Level Required to
                                      Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              31.2%           58.0%
         2002                  $120.94              62.0%              32.6%           58.5%
         2003                  $126.12              63.8%              34.0%           58.9%

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
      TO AN OWNER OF A TYPICAL ONE-BEDROOM 2ND FLOOR SIDE VIEW RESORT UNIT
                                  WITHOUT USAGE
                            ------------------------
                              SALES PRICE $154,900

                                                                       Year Ending     Year Ending       Year Ending
                                                                       Dec 31, 2001    Dec 31, 2002      Dec 31, 2003
                                                                       ------------    ------------      ------------
          Revenue from Forecast (1)                                      $26,128          $28,187          $30,247
          Operating Expenses from forecast (2)                           $12,223          $13,186          $14,150
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $13,905          $15,001          $16,097
          Reserves for Replacement (3)                                   $   261          $   564          $   907
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $13,644          $14,437          $15,190
          Debt Service (4)                                               $10,398          $10,398          $10,398
                                                                         -------          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (5)          $ 3,246          $ 4,039          $ 4,792
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $31,584          $31,584          $31,584
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. This forecast assumes no individual Owner usage. Revenues exclude lodging and sales tax.
(2) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sale tax.
(3) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(4) Debt service assumes a mortgage of 80% of the purchase price ($154,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(5)      Before real estate taxes.

          Unit Price                                                 $ 154,900
          Less estimated financing of 80% of Purchase Price          ($123,920)
                                                                     ---------

          Down Payment                                               $  30,980
          Additional funding of Operating Reserve (1.208%)           $     604
                                                                     ---------

          Owner's initial Cash Investment                            $  31,584

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              29.6%           53.6%
         2002                  $120.94              62.0%              31.0%           54.3%
         2003                  $126.12              63.8%              32.5%           54.8%

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
      TO AN OWNER OF A TYPICAL ONE-BEDROOM 2ND FLOOR SIDE VIEW RESORT UNIT
                         WITH 14 DAYS OF PERSONAL USAGE
                       ---------------------------------
                              SALES PRICE $154,900

                                                                      Year Ending       Year Ending     Year Ending
                                                                      Dec 31, 2001      Dec 31, 2002    Dec 31, 2003
                                                                      ------------      ------------    ------------
          Revenue from Forecast (1)                                      $26,128          $28,187          $30,247
          Operating Expenses from forecast (3)                           $12,223          $13,186          $14,150
          Owner Usage (2)                                                $ 1,890          $ 1,890          $ 1,890
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $12,015          $13,111          $14,207
          Reserves for Replacement (4)                                   $   261          $   564          $   907
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $11,754          $12,547          $13,300
          Debt Service (5)                                               $10,398          $10,398          $10,398
                                                                         -------          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (6)          $ 1,356          $ 2,149          $ 2,902
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $31,584          $31,584          $31,584
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. Revenues exclude lodging and sales tax.
(2) This forecast assumes fourteen days of personal usage of each unit. Based on this assumption, the reduction of gross revenue due to an Owner's usage has been calculated by multiplying fourteen days times $135 ADR per day for all three years. The $135 ADR is calculated by taking an average of peak season ADR and low season ADR.
(3) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(4) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(5) Debt service assumes a mortgage of 80% of the purchase price ($154,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(6)      Before real estate taxes.

          Unit Price                                                 $ 154,900
          Less estimated financing of 80% of Purchase Price          ($123,920)
                                                                     ---------

          Down Payment                                               $  30,980
          Additional funding of Operating Reserve (1.208%)           $     604
                                                                     ---------

          Owner's initial Cash Investment                            $  31,584

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              31.2%           58.0%
         2002                  $120.94              62.0%              32.6%           58.5%
         2003                  $126.12              63.8%              34.0%           58.9%

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
      TO AN OWNER OF A TYPICAL ONE-BEDROOM 3RD FLOOR SIDE VIEW RESORT UNIT
                                  WITHOUT USAGE
                            ------------------------
                              SALES PRICE $157,900

                                                                      Year Ending       Year Ending     Year Ending
                                                                      Dec 31, 2001      Dec 31, 2002    Dec 31, 2003
                                                                      ------------      ------------    ------------
          Revenue from Forecast (1)                                      $26,634          $28,732          $30,833
          Operating Expenses from forecast (2)                           $12,459          $13,441          $14,424
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $14,175          $15,291          $16,409
          Reserves for Replacement (3)                                   $   266          $   575          $   925
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $13,909          $14,716          $15,484
          Debt Service (4)                                               $10,599          $10,599          $10,599
                                                                         -------          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (5)          $ 3,310          $ 4,117          $ 4,885
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $32,196          $32,196          $32,196
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. This forecast assumes no individual Owner usage. Revenues exclude lodging and sales tax.
(2) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(3) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(4) Debt service assumes a mortgage of 80% of the purchase price ($157,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(5)      Before real estate taxes.


          Unit Price                                                 $ 157,900
          Less estimated financing of 80% of Purchase Price          ($126,320)
                                                                     ---------

          Down Payment                                               $  31,580
          Additional funding of Operating Reserve (1.231%)           $     616
                                                                     ---------

          Owner's initial Cash Investment                            $  32,196

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              29.6%           53.6%
         2002                  $120.94              62.0%              31.0%           54.3%
         2003                  $126.12              63.8%              32.5%           54.8%



SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
      TO AN OWNER OF A TYPICAL ONE-BEDROOM 3RD FLOOR SIDE VIEW RESORT UNIT
                         WITH 14 DAYS OF PERSONAL USAGE
                       ----------------------------------
                              SALES PRICE $157,900

                                                                      Year Ending       Year Ending     Year Ending
                                                                      Dec 31, 2001      Dec 31, 2002    Dec 31, 2003
                                                                      ------------      ------------    ------------
          Revenue from Forecast (1)                                      $26,634          $28,732          $30,833
          Operating Expenses from forecast (3)                           $12,459          $13,441          $14,424
          Owner Usage (2)                                                $ 1,890          $ 1,890          $ 1,890
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $12,285          $13,401          $14,519
          Reserves for Replacement (4)                                   $   266          $   575          $   925
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $12,019          $12,826          $13,594
          Debt Service (5)                                               $10,599          $10,599          $10,599
                                                                                          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (6)          $ 1,420          $ 2,227          $ 2,995
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $32,196          $32,196          $32,196
                                                                         =======          =======          =======

(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. Revenues exclude lodging and sales tax.
(2) This forecast assumes fourteen days of personal usage of each unit. Based on this assumption, the reduction of gross revenue due to an Owner's usage has been calculated by multiplying fourteen days times $135 ADR per day for all three years. The $135 ADR is calculated by taking an average of peak season ADR and low season ADR.
(3) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(4) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(5) Debt service assumes a mortgage of 80% of the purchase price ($157,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(6)      Before real estate taxes.

          Unit Price                                                 $ 157,900
          Less estimated financing of 80% of Purchase Price          ($126,320)
          -------------------------------------------------          ---------

          Down Payment                                               $  31,580
          Additional funding of Operating Reserve (1.231%)           $     616
          -------------------------------------------------          ---------

          Owner's initial Cash Investment                            $  32,196

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              31.2%           58.0%
         2002                  $120.94              62.0%              32.6%           58.5%
         2003                  $126.12              63.8%              34.0%           58.9%

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
            TO AN OWNER OF A TYPICAL ONE-BEDROOM SUPERIOR RESORT UNIT
                                  WITHOUT USAGE
                            ------------------------
                              SALES PRICE $159,900

                                                                      Year Ending       Year Ending      Year Ending
                                                                      Dec 31, 2001      Dec 31, 2002     Dec 31, 2003
                                                                      ------------      ------------     ------------
          Revenue from Forecast (1)                                      $26,971          $29,096          $31,223
          Operating Expenses from forecast (2)                           $12,617          $13,611          $14,606
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $14,354          $15,485          $16,617
          Reserves for Replacement (3)                                   $   270          $   582          $   937
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $14,084          $14,903          $15,680
          Debt Service (4)                                               $10,733          $10,733          $10,733
                                                                         -------          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (5)          $ 3,351          $ 4,170          $ 4,947
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $32,603          $32,603          $32,603
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. This forecast assumes no individual Owner usage. Revenues exclude lodging and sales tax.
(2) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(3) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(4) Debt service assumes a mortgage of 80% of the purchase price ($159,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(5)      Before real estate taxes.

          Unit Price                                                 $ 159,900
          Less estimated financing of 80% of Purchase Price          ($127,920)
                                                                     ---------

          Down Payment                                               $  31,920
          Additional funding of Operating Reserve (1.247%)           $     623
                                                                     ---------

          Owner's initial Cash Investment                            $  32,603

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              29.6%           53.6%
         2002                  $120.94              62.0%              31.0%           54.3%
         2003                  $126.12              63.8%              32.5%           54.8%


SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
            TO AN OWNER OF A TYPICAL ONE-BEDROOM SUPERIOR RESORT UNIT
                         WITH 14 DAYS OF PERSONAL USAGE
                         ------------------------------
                              SALES PRICE $159,900

                                                                       Year Ending      Year Ending      Year Ending
                                                                       Dec 31, 2001     Dec 31, 2002     Dec 31, 2003
                                                                       ------------     ------------     ------------
          Revenue from Forecast (1)                                      $26,971          $29,096          $31,223
          Operating Expenses from forecast (3)                           $12,617          $13,611          $14,607
          Owner Usage (2)                                                $ 1,890          $ 1,890          $ 1,890
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $12,464          $13,595          $14,727
          Reserves for Replacement (4)                                   $   270          $   582          $   937
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $12,194          $13,013          $13,790
          Debt Service (5)                                               $10,733          $10,733          $10,733
                                                                         -------          -------          -------
          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (6)          $ 1,461          $ 2,280          $ 3,057
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $32,603          $32,603          $32,603
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. Revenues exclude lodging and sales tax.
(2) This forecast assumes fourteen days of personal usage of each unit. Based on this assumption, the reduction of gross revenue due to an Owner's usage has been calculated by multiplying fourteen days times $135 ADR per day for all three years. The $135 ADR is calculated by taking an average of peak season ADR and low season ADR.
(3) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(4) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(5) Debt service assumes a mortgage of 80% of the purchase price ($159,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(6)      Before real estate taxes.

          Unit Price                                                 $ 159,900
          Less estimated financing of 80% of Purchase Price          ($127,920)
          -------------------------------------------------          ---------

          Down Payment                                               $  31,980
          Additional funding of Operating Reserve (1.247%)           $     623
          -------------------------------------------------          ---------

          Owner's initial Cash Investment                            $  32,603

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected         Before Debt      After Debt
     December 31,            Room Rates           Occupancy           Service         Service
     ------------            ----------           ---------           -------         -------
         2001                  $117.21              59.3%              31.2%           58.0%
         2002                  $120.94              62.0%              32.6%           58.5%
         2003                  $126.12              63.8%              34.0%           58.9%

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
            TO AN OWNER OF A TYPICAL ONE-BEDROOM TERRACE RESORT UNIT
                                  WITHOUT USAGE
                                  -------------
                              SALES PRICE $169,900

                                                                     Year Ending      Year Ending      Year Ending
                                                                     Dec 31, 2001     Dec 31, 2002     Dec 31, 2003
                                                                     ------------     ------------     ------------
          Revenue from Forecast (1)                                    $28,658          $30,916          $33,176
          Operating Expenses from forecast (2)                         $13,407          $14,463          $15,520
                                                                       -------          -------          -------
          Net Operating Income Before certain charges                  $15,251          $16,453          $17,656
          Reserves for Replacement (3)                                 $   287          $   618          $   995
                                                                       -------          -------          -------
          Net Distributive Cash Flow                                   $14,964          $15,835          $16,661
          Debt Service (4)                                             $11,404          $11,404          $11,404
                                                                       -------          -------          -------

          Annual Cash Flow (Deficiency) received Prior to
           Deduction for Depreciation & Income Tax Effect (5)          $ 3,560          $ 4,431          $ 5,257
                                                                       =======          =======          =======
          Owners Initial Cash Investment                               $34,642          $34,642          $34,642
                                                                       =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. This forecast assumes no individual Owner usage. Revenues exclude lodging and sales tax.
(2) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(3) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(4) Debt service assumes a mortgage of 80% of the purchase price ($169,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(5)      Before real estate taxes.

          Unit Price                                                 $ 169,900
          Less estimated financing of 80% of Purchase Price          ($135,920)
          -------------------------------------------------          ---------

          Down Payment                                               $  33,980
          Additional funding of Operating Reserve (1.325%)           $     662
          ------------------------------------------------           ---------

          Owner's initial Cash Investment                            $  34,642

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected          Before Debt      After Debt
     December 31,            Room Rates           Occupancy            Service         Service
     ------------            ----------           ---------            -------         -------
         2001                  $117.21              59.3%               29.6%           53.6%
         2002                  $120.94              62.0%               31.0%           54.3%
         2003                  $126.12              63.8%               32.5%           54.8%



SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                 PROPOSED 84 ROOM HOTEL IN GULF SHORES, ALABAMA
  FORECASTED SUMMARIZED STATEMENT OF ALLOCATION OF NET DISTRIBUTABLE CASH FLOW
            TO AN OWNER OF A TYPICAL ONE-BEDROOM TERRACE RESORT UNIT
                         WITH 14 DAYS OF PERSONAL USAGE
                         ------------------------------
                              SALES PRICE $169,900

                                                                      Year Ending       Year Ending      Year Ending
                                                                      Dec 31, 2001      Dec 31, 2002     Dec 31, 2003
                                                                      ------------      ------------     ------------
          Revenue from Forecast (1)                                      $28,658          $30,916          $33,176
          Operating Expenses from forecast (3)                           $13,407          $14,463          $15,520
          Owner Usage (2)                                                $ 1,890          $ 1,890          $ 1,890
                                                                         -------          -------          -------
          Net Operating Income Before certain charges                    $13,361          $14,563          $15,766
          Reserves for Replacement (4)                                   $   287          $   618          $   995
                                                                         -------          -------          -------
          Net Distributive Cash Flow                                     $13,074          $13,945          $14,771
          Debt Service (5)                                               $11,404          $11,404          $11,404
                                                                         -------          -------          -------
          Annual Cash Flow (Deficiency) received Prior to
             Deduction for Depreciation & Income Tax Effect (6)          $ 1,670          $ 2,541          $ 3,367
                                                                         =======          =======          =======
          Owners Initial Cash Investment                                 $34,642          $34,642          $34,642
                                                                         =======          =======          =======


(1) Revenues are allocated to Owners based on the assigned percentage interests of the units. See Schedule of Purchase Prices in the Prospectus for assigned percentage interests. Revenues exclude lodging and sales tax.
(2) This forecast assumes fourteen days of personal usage of each unit. Based on this assumption, the reduction of gross revenue due to an Owner's usage has been calculated by multiplying fourteen days times $135 ADR per day for all three years. The $135 ADR is calculated by taking an average of peak season ADR and low season ADR.
(3) Operating expenses include the estimated departmental, undistributed and fixed expenses to manage the hotel. Expenses are allocated based on the assigned percentage interests of the units. Expenses exclude lodging and sales tax.
(4) Reserve for replacement is 1% in the first year, 2% of gross revenue in year two, 3% of gross revenue in year 3, 4% of gross revenue in year 4, stabilizing at 5% thereafter. This reserve for replacement is established for the replacement of capital items.
(5) Debt service assumes a mortgage of 80% of the purchase price ($169,900) bearing a 7.5% interest rate with a 30-year amortization. The terms of this financing are based on mortgage availability from a variety of Alabama lenders for qualified individuals purchasing an investment property.
(6)      Before real estate taxes.

          Unit Price                                                 $ 169,900
          Less estimated financing of 80% of Purchase Price          ($135,920)
          -------------------------------------------------          ---------

          Down Payment                                               $  33,980
          Additional funding of Operating Reserve (1.325%)           $     662
          -------------------------------------------------          ---------

          Owner's initial Cash Investment                            $  34,642

                           Occupancy Level Required to
                                   Break Even


     Years Ending           Average Daily         Projected         Before Debt     After Debt
     December 31,            Room Rates           Occupancy           Service        Service
     ------------            ----------           ---------           -------        -------
         2001                  $117.21              59.3%              31.2%          58.0%
         2002                  $120.94              62.0%              32.6%          58.5%
         2003                  $126.12              63.8%              34.0%          58.9%

SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES AND ACCOUNTANT'S REPORT

                           BEACHSIDE ALL-SUITES HOTEL
                             PROPOSED 84 ROOM HOTEL
                             IN GULF SHORES, ALABAMA

           SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

These financial forecasts present, to the best of management's knowledge and belief, the hotel's expected annual operating years ending December 31, 2001 through 2003. Accordingly, the forecasts reflect its judgment as of March 5, 1999, the date of these forecasts, of the expected conditions and these expected courses of action. The assumptions disclosed herein are those that management believes are significant to the forecasts. There will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

The securities prospectus should be reviewed for a more detailed explanation of the investment and its related risk factors.

1.       DESCRIPTION OF THE PROJECT AND ANALYSIS OF SOURCES OF FORECASTED
         INFORMATION:

         Southwind Development Company, L.L.C. owns a parcel of land in Gulf Shores, Alabama for the purpose of developing a hotel. Southwind Development Company, L.L.C. plans to market the hotel as 84 individual units to individual investors. Concurrent with the purchase of the units, the unit Owners will enter into a hotel and operating rental pool agreement. Unit Owners will be subject to income taxes at an individual level on their allocated share of income or loss, as forecasted on pages F-5 through F-16, less other deductions, such as interest, depreciation, association dues and/or assessments, cleaning fees and various other costs that will be paid at the investor level.

         Management of Southwind Development Company, L.L.C. has evaluated numerous sources of information and believes they have identified the most relevant material sources of information available pertaining to this forecast to support assumptions for revenues and expenses in this forecast. These sources include, but are not limited to, market data, operating data for the geographic location and certain mandatory facility requirements based on architectural renderings, cost analysis, site surveys, traffic studies, zoning studies and real estate consultation. In addition, certain facilities contracts are being negotiated, as more fully described in the following notes. Management has analyzed this information for consistency and completeness in developing this forecast.

2.       SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS:

         - The property will be developed as an 84-unit hotel, all units directly on the Gulf of Mexico with full kitchens and a bath and a half.
         - The anticipated opening date for the hotel is the summer of 2000.
         - The number of rooms available in the rental pool is 84 individual hotel units.
         - The anticipated occupancy and average daily room rates as shown on page F-5 through F-16 are more fully discussed in
                  Section 4 of this Summary.
         - Innisfree Hotels, Inc. will operate the facility as discussed in Section 5 of this Summary.
         - The forecasted summarized statements of allocation of Net Distributable Cash Flow to an Owner are presented on pages F-5 through F-16.

         - A minimum of 84 rooms must be completed prior to the hotel opening
         -        At the time of closing, Southwind Development Company, L.L.C.
                  will retain ownership of any unsold units and the commercial unit and will share in the rental pool operations proportionately. Southwind Development Company, L.L.C. will continue to market any unsold units.
         - Each Unit will include a built-in bunk bed area that will allow each unit to sleep 6 people.

3.       BASIS OF PRESENTATION:

         The forecasted presentation of Net Distributable Cash Flow has been presented using the accrual basis of accounting. Net Distributable Cash Flow, as presented on page F-4, excludes expense for property taxes.

         The operating reserve established concurrently with the purchase of the units will be used to stabilize cash flow for operations and investor distribution purposes. Due to the establishment of this reserve, no adjustments have been made for any differences between the accrual basis Net Distributable Cash Flow and the net distributable cash flow, except for the reserve for replacements.

4.       HOTEL AND OPERATING RENTAL POOL AGREEMENT:

         Upon purchasing a unit, each Owner will be required to sign a fifteen-year agreement with Innisfree Hotels, Inc. Innisfree Hotels, Inc. will be engaged to act as the Owners' exclusive manager for the operation of the hotel. Innisfree Hotels, Inc. will prepare, on a monthly basis, calculations of unit revenue based upon the days each unit qualifies to be included in the rental pool, in addition to various other financial reports. Revenues, adjusted for personal usage, and operating expenses will be shared by all of the Owners based upon the assigned percentage interests of each unit. The percentage interest of a unit equals the initial value of a Unit as established by Southwind Development Company, L.L.C. divided by $12,673,700. Innisfree Hotels, Inc. will maintain certain minimum insurance requirements at the expense of the Owners.

         Innisfree Hotels, Inc. will establish on behalf of the Owners, a reserve for capital expenditures and for the replacement of furniture, fixtures and equipment. The reserve for replacement will be 1% of gross revenues in the first year, 2% the second year, 3% the third year, 4% the fourth year and 5% in year five and 5% every year thereafter.

         The forecasts as outlined in pages F-5 through F-16 do not assume any requirement for any assessments by the Condominium Association, although one may be required. The cash return to the investor will be lower if assessments are required.

         The Owners will fund an operating cash reserve for working capital purposes in connection with the operation of the hotel at the time of closing of the Owner's purchase of the unit. Innisfree Hotels, Inc will manage the operating fund.

         Innisfree Hotels, Inc., at its option, will distribute to the investors monthly, based upon 80% of anticipated net distributable cash flow for the year, multiplied by the individual investor's allocable share. The balance of the net distributable cash flow will be distributed no later than seventy-five days after the operating year-end. Innisfree Hotels, Inc. will also prepare final year- end reports for purposes of filing individual income tax returns.

         Base management fees paid to Innisfree Hotels, Inc. will be 5% of total revenue, payable monthly with the submission of the Owner's statements.

         In addition, an incentive management fee will be paid to Innisfree Hotels, Inc. when net distributable cash flow, excluding the management incentive, reaches $1,252,987. The incentive fees will be calculated for the next three years, based on the appropriate percentage applied to the net distributable cash flow.


      Net distributable cash flow, excluding                       Years ending December 31,
               association expenses                       2001               2002               2003
               --------------------                       ----               ----               ----
Less than $1,252,987                                       0.0%               0.0%               0.0%
Over $1,252,987 and up to $1,384,522                      15.0%              15.0%              12.0%
Over $1,384,522                                           30.0%              25.0%              22.5%



         Innisfree Hotels, Inc. will receive additional fees for accounting services and sales and marketing services. These fees are included in hotel operating expenses in the accompanying forecasted statements on pages F-5 through F-16.

                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.



                                  BALANCE SHEET



                                DECEMBER 31, 1998

                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                                  BALANCE SHEET
                                DECEMBER 31, 1998


                                    CONTENTS

                                                                              Page
                                                                              ----

Independent Auditor's Report..................................................   FS-3

Balance Sheet.................................................................   FS-4

Notes to Balance Sheet.................................................   FS-5 - FS-7

March 5, 1999





                          INDEPENDENT AUDITOR'S REPORT



To the Member
Southwind Development Company, L.L.C.
Gulf Breeze, Florida

I have audited the accompanying balance sheet of Southwind Development Company, L.L.C. (the "Company") as of December 31, 1998. This financial statement is the responsibility of the Company's management. My responsibility is to express an opinion on this financial statement based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Southwind Development Company, L.L.C. as of December 31, 1998 in conformity with generally accepted accounting principles.








Randall L. Sansom
Certified Public Accountant

                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                                  BALANCE SHEET
                                DECEMBER 31, 1998


                           ASSETS

CURRENT ASSETS
   Cash                                                                            $    2,168
   Due from affiliate                                                                   8,210
   Refundable application fees                                                          2,500
   Real estate under development                                                    2,684,614
                                                                                   ----------

         TOTAL CURRENT ASSETS                                                                     $2,697,492


OTHER ASSETS
   Organization costs                                                                                  1,566
                                                                                                  ----------

TOTAL ASSETS                                                                                      $2,699,058
                                                                                                  ==========



               LIABILITIES AND MEMBER'S EQUITY


CURRENT LIABILITIES
   Accounts payable                                                                $   35,982
   Accrued interest payable                                                            72,174
   Accrued liabilities                                                                 50,000
   Due to member                                                                      198,901
   Note payable - first mortgage                                                    1,800,000
   Note payable - second mortgage                                                     541,500
                                                                                   ----------

         TOTAL CURRENT LIABILITIES                                                                $2,698,557


MEMBER'S EQUITY                                                                                          501
                                                                                                  ----------

TOTAL LIABILITIES AND MEMBER'S EQUITY                                                             $2,699,058
                                                                                                  ==========

    The accompanying notes are an integral part of this financial statement.

                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                             NOTES TO BALANCE SHEET
                                DECEMBER 31, 1998


NOTE A - NATURE OF ORGANIZATION

The Company was formally organized in Alabama in April, 1998 to acquire and develop real estate for future sale. The Company acquired a parcel of land in Gulf Shores, Alabama in April, 1998 and intends to develop 84 condominium units and a commercial unit to be known as Beachside All-Suites Hotel, a Condominium. As part of the sales transaction, each condominium purchaser will enter into a hotel operating and rental pool agreement with the hotel operator. The Company has incurred certain project development costs, but has not yet commenced construction or its marketing campaign.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

As the Company receives purchase contracts for condominium units, deposits of 20% of the purchase price will be placed into an escrow account. Upon construction completion, the funds will be transferred to the company through a closing and the condominium unit Owners will receive title to their unit. At that time, revenue will be recognized for the sale of the condominium units and the costs associated with revenue will be expensed with a corresponding reduction to real estate under development.

Organization Costs

Organization costs consist of legal fees stated at cost and amortized on a straight-line basis over a period of five years.

Income Taxes

The Company is treated as a partnership for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the personal return of the member and taxed depending on his personal tax situation. The financial statement does not reflect a provision for income taxes.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE C - REAL ESTATE UNDER DEVELOPMENT

Real estate under development consists of the following:

          Land                                    $2,391,500
          Capitalized interest                       179,874
          Capitalized closing costs                   24,003
          Architect and engineering fees              53,552
          Legal fees                                  28,196
          Taxes and permits                            4,447
          Other costs                                  3,042
                                                  ----------
                   Total                          $2,684,614

                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                             NOTES TO BALANCE SHEET
                                DECEMBER 31, 1998

NOTE D - NOTE PAYABLE - FIRST MORTGAGE

The note payable is due to a financial institution and originally matured on October 12, 1998. On that date, Southwind Development Company, L.L.C. (the "Company") was granted an extension to January 11, 1999. Subsequent to year-end, the Company was granted another extension of the maturity date to April 12, 1999. The terms of the note call for quarterly interest payments calculated at 8% simple interest annually. The mortgage is collateralized by the land and its improvements and an unconditional standby letter of credit in the amount of $360,000 which has been personally guaranteed by the member. It is anticipated that the mortgage on the land will be converted to a construction loan at final maturity. Under current financing arrangements, the Company must have a purchase contract on 43 units 45 days before requesting a construction loan and on 70 units with a minimum contract price of $147,500 before closing on such loan. 90% of the units must be under contract before the first draw is allowed on the construction loan. At that time, additional collateral would also include a 10% contractors holdback and the third party escrows described in Note B. It is anticipated that the construction loan would carry an interest rate of 8%, with principal and interest due at maturity. The construction loan is subject to participation by another lender. The member of the Company is on the Board of Directors and owns 5% of the equity interest of the financial institution holding the first mortgage on the land.

NOTE E - NOTE PAYABLE - SECOND MORTGAGE

The second mortgage payable is due to the seller of the property and matures no earlier than January 1, 1999 and, then, at the earlier of final closing on 90% of the units or August 17, 1999. Simple interest is payable in monthly installments of 10% annual interest. An additional 10% simple interest is payable upon maturity of the loan. This loan is personally guaranteed by the member of the Company.

NOTE F - ACCRUED LIABILITY

As an additional condition of the second mortgage, the second mortgage holder has escrowed $100,000 toward the purchase of a condominium unit. It is anticipated that the sales price of the unit would be approximately $150,000. The $50,000 variance is due to the second mortgage holder as the difference in the sales price of the unit or, in the event the condominium units are not constructed, is due to the second mortgage holder in cash. Furthermore, the second mortgage holder has first right of refusal on four additional units.

NOTE G - DUE TO MEMBER

Amounts due to member are for real estate development advances. The advances are non-interest bearing, unsecured, and have no fixed repayment terms. The advances will be repaid from future cash flows as they become available. Between December 31, 1998 and the date of these financial statements, the member advanced an additional $49,900.

                      SOUTHWIND DEVELOPMENT COMPANY, L.L.C.
                             NOTES TO BALANCE SHEET
                                DECEMBER 31, 1998

NOTE H - DUE FROM AFFILIATE

The Company has made an advance to a related party. After deducting repayments from the related party and amounts paid by the related party for Company expenses, there is still a balance due from the affiliate. This advance is non-interest bearing, unsecured, and has no specific terms of repayment. Between December 31, 1998 and the date of these financial statements, the related party repaid an additional $4,600 to the Company. The related party will enter into an agreement with Beachside All-Suites Hotel, A Condominium, as hotel operator. The majority of stock in this related party is owned by a member of the Company.

NOTE I - OTHER RELATED PARTIES

The member of the Company has a 50% equity interest in the real estate company which handled the purchase of the land for the Company. This real estate company is expected to handle some of the listings for the sale of the condominium units. The Company plans to retain ownership of the commercial unit and lease it to the hotel operator.

NOTE J - OTHER SUBSEQUENT EVENTS

This audit has been prepared in anticipation of the Company registering with the Securities and Exchange Commission for the sale of the condominium unit interests.

NOTE K - OTHER COMMITMENTS AND CONTINGENCIES

The Company must have purchase contracts for 75 units within 180 days from the time the first unit is sold unless the construction lender agrees to allow a lesser number of units to be sold or unless alternative financing is obtained. Furthermore, per the proposed purchase contracts, the Company has committed to construction of the condominium units within two years of contract signing.

NOTE L - CONSTRUCTION AND RELATED CONSTRUCTION CONTRACTS

As of December 31, 1998, the Company had entered into construction-related contracts totaling $55,600.00. On December 31, 1998, earnings on these contracts totaled $42,352.00, of which $21,927.00 remained in accounts payable. Between December 31, 1998 and the date of these financial statements, an additional $5,000.00 of the accounts payable was paid.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses incurred in connection with the issuance and distribution of the securities being registered hereby are as follows:

     SEC registration fee .........................  $ 3,524
     Accountants' fees and expenses ...............    8,500
     Legal fees and expenses ......................   60,000
     Printing expenses ............................   15,000
     Total ........................................  $87,024

ITEM 32. SALES TO SPECIAL PARTIES

         None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

         Southwind has engaged in one prior sale of unregistered securities as follows: on April 9, 1998, Julian MacQueen purchased 100% of the interests in Southwind in exchange for one thousand dollars ($1,000.00). This sale of securities was exempt from registration under Section 4(2) of the Securities Act of 1933.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Southwind is a limited liability company organized under the laws of the State of Alabama. Section 10-12-4 of the Alabama Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other persons from and against any and all claims and demands whatsoever.

         Section 8 of Southwind's Operating Agreement (the "Agreement") provides, among other things, that Southwind shall indemnify any Person and the heirs, devisees, executors and administrators of such Person (individually, an "Indemnified Party," collectively, the "Indemnified Parties") who, by reason of the fact that such Indemnified Party is or was a Member, Manager, agent, affiliate or employee of Southwind or an officer, director, shareholder, member or manager of a Member or Manager, and was or is a party or is threatened to be made a party, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Company), against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such threatened, pending or completed claim, action, suit or proceeding; and any threatened, pending or completed claim, action or suit by or in the right of the Company to procure a judgment in its favor, against expenses including, without limitation, attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

         The Operating Agreement further provides that expenses, including attorneys' fees, incurred by any such Indemnified Party in defending a proceeding may be paid by Southwind in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by Southwind.

         The Operating Agreement defines "Person" as any individual, partnership, limited liability company, corporation, trust, estate, or other association, whether created by the laws of the State of Alabama or another state or foreign country. The Operating Agreement defines "Member" as each Person who is an initial signatory to the Operating Agreement, or has been admitted to Southwind as a Member in accordance with the provisions of the Operating Agreement. According to the Operating Agreement, Southwind shall have power to purchase and maintain insurance on behalf of any Indemnified Party against any liability asserted against such Person and incurred by such Person in any such capacity.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

         Not Applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements *

           Independent Auditor's Report
           Balance Sheet as of December 31, 1998
           Notes to Balance Sheet - December 31, 1998

         *  Included in the Prospectus.

         (b)   Exhibits

EXHIBIT
NUMBER                                                EXHIBIT
   3.1            Articles of Organization of the Registrant
   3.2            Operating Agreement of the Registrant
*  8.1            Opinion of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, as to the
                  Tax Matters
* 10.1            Purchase Agreement between MacQueen Enterprises, Inc. and Michael A. DeJusto
* 10.2            Assignment of Purchase Agreement between MacQueen Enterprises, Inc. and Michael A.
                  DeJusto from MacQueen Enterprises, Inc. to Southwind
* 10.3            Form of Preconstruction Purchase and Escrow Agreement
  10.4            Form of Hotel Operating and Rental Pool Agreement

* 10.5            Promissory Note from Southwind in favor of First American Bank, N.A., dated April 16,
                  1998
* 10.6            First Mortgage from Southwind in favor of First American Bank, N.A., dated April 16,
                  1998
* 10.7            Promissory Note from Southwind in favor of Michael A. and M. Katherine DeJusto, dated
                  April 16, 1998
* 10.8            Second Mortgage from Southwind in favor of Michael A. and M. Katherine DeJusto, dated April 15, 1998
* 10.9            Letter from First American Bank, N.A. extending maturity date of April 16, 1998
                  Promissory Note from Southwind in favor of First American Bank, N.A. to January 11,
                  1999
* 10.10           Letter from First American Bank, N.A. extending maturity date of April 16, 1998
                  Promissory Note from Southwind in favor of First American Bank, N.A. to April 12,
                  1999
* 23.1            Consent of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation (included as Exhibits 5.1 and 8.1 hereto)
  23.2            Consent of Randall L. Sansom, CPAs,
  27.1            Financial Data Schedule
* 99.1            Articles of Incorporation of Beachside All-Suites Hotel Condominium Owners
                  Association, Inc.
* 99.2            Bylaws of Beachside All-Suites Hotel Condominium Owners Association, Inc.
* 99.3            Declaration of Condominium of Beachside All-Suites Hotel, a Condominium

         *  To be filed by amendment

ITEM 37. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the minimum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gulf Breeze, State of Florida, on the 15 day of March, 1999.

                                     SOUTHWIND DEVELOPMENT COMPANY, L.L.C.


                                     By: /s/ Julian B. MacQueen
                                        ---------------------------
                                     Its: President

                                POWER OF ATTORNEY

         KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Julian B. MacQueen, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         NAME                                          TITLE                                          DATE
         ----                                          -----                                          ----
SOUTHWIND DEVELOPMENT                           Manager of Southwind                             March 15, 1999
MANAGEMENT COMPANY, INC.                        Development Company, L.L.C.

By:  /s/ Julian B. MacQueen
     ---------------------------------
     Julian B. MacQueen
Its: President


/s/  Julian B. MacQueen                         President of Southwind                           March 15, 1999
--------------------------------------          Development Company, L.L.C.,
Julian B. MacQueen                              President and Sole Director of
                                                Southwind Development
                                                Management Company, Inc.




/s/  Roger W. Wiegner                           Controller and Principal                         March 15, 1999
--------------------------------------          Accounting Officer of
Roger W. Wiegner                                Southwind Development
                                                Company, L.L.C.